Exhibit 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

between

GATX TECHNOLOGY SERVICES CORPORATION,

GATX TECHNOLOGY FINANCE INC.,

GATX FINANCIAL CORPORATION,

CIT TECHNOLOGIES CORPORATION

and

CIT FINANCIAL LTD.

April 14, 2004

ARTICLE 1.	DEFINITIONS; INTERPRETATION	1
1.1	Definitions	1
1.2	Interpretation	14
ARTICLE 2.	PURCHASE AND SALE	14
2.1	Purchase and Sale of Transferred Assets	14
2.2	Excluded Assets	16
2.3	Assumed Obligations	18
2.4	Excluded Obligations	19
2.5	Consideration	19
2.6	Determination of Purchase Price Adjustment	22
2.7	Escrow; Subsequent Transfers	24
2.8	Closing	25
2.9	Deliveries of Sellers	25
2.10	Deliveries of Purchasers	26
ARTICLE 3.	REPRESENTATIONS AND WARRANTIES OF SELLERS and GFC	26
3.1	Authority of Sellers and GFC	26
3.2	Title to Assets	27
3.3	Changes in Credit Ratings	27
3.4	Consents and Approvals	27
3.5	Balance Sheets	27
3.6	No Material Adverse Change	28
3.7	Tax Matters	28
3.8	Litigation	28
3.9	Sales Commission Plans	28
3.10	Other Contracts	29
3.11	Brokers, Etc	29
3.12	Intentionally Left Blank	29
3.13	Equipment Leases	29
3.14	Financing Agreements	32
3.15	Compliance with Laws	33
3.16	Canadian Transferred Assets	34
3.17	Privacy Laws	34
ARTICLE 4.	REPRESENTATIONS AND WARRANTIES OF PURCHASERS	34

i

(continued)

4.1	Authority of Purchasers	34
4.2	Brokers, Etc	35
4.3	Financing	35
4.4	Independent Investigation	35
ARTICLE 5.	COVENANTS	35
5.1	Commercially Reasonable Efforts; Regulatory Approvals; Third Party Consents	35
5.2	Pre-Closing Access to Information	39
5.3	Operation of Business Prior to Closing	40
5.4	Confidentiality	40
5.5	Employee Matters	41
5.6	Compliance with WARN	42
5.7	Use of GATX Name	42
5.8	Records; Post-Closing Access to Information	43
5.9	March 31st Balance Sheet	44
5.10	Post-Closing Collections; Right of Subrogation	44
5.11	Parent Guarantees	44
5.12	Insurance	44
5.13	Intentionally Left Blank	45
5.14	Payments and Equipment Received by Sellers	45
5.15	Salespersons	45
5.16	Sales Commission Plans	45
ARTICLE 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASERS	46
6.1	Warranties True As of Both Present Date and Closing Date	46
6.2	Compliance with Agreements and Covenants	46
6.3	Competition Law	46
6.4	Injunctions	46
6.5	Laws	46
6.6	Consents	46
6.7	Certificate	47
6.8	Deliveries by Sellers and GFC	47

(continued)

ARTICLE 7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS and GFC	47
7.1	Warranties True as of Both Present Date and Closing Date	47
7.2	Compliance with Agreements and Covenants	47
7.3	Competition Law	47
7.4	Injunctions	47
7.5	Laws	47
7.6	Certificate	47
7.7	GFC Credit Agreements	48
7.8	Deliveries by Purchasers	48
ARTICLE 8.	TERMINATION	48
8.1	Termination	48
8.2	Effect of Termination	48
ARTICLE 9.	SURVIVAL AND INDEMNIFICATION	49
9.1	Survival	49
9.2	Indemnification by Sellers and GFC	49
9.3	Indemnification by Purchasers	50
9.4	Limitations on Liability	52
9.5	Claims	53
9.6	Notice of Third Party Claims; Assumption of Defense	53
9.7	Settlement or Compromise	54
9.8	Intentionally Left Blank	55
9.9	Knowledge	55
9.10	Net Losses; Subrogation; Mitigation	55
9.11	Purchase Price Adjustments	55
9.12	Special Rule for Fraud	56
9.13	Bulk Sales Act	56
9.14	GST Gross-up	56
ARTICLE 10.	TAX MATTERS	56
10.1	Cooperation on Tax Matters	56
10.2	Allocation of Purchase Price	57
10.3	Apportioned Obligations	58
10.4	Transfer Taxes	58

(continued)

10.5	Assignment	58
ARTICLE 11.	MISCELLANEOUS	58
11.1	Expenses	58
11.2	Amendment	59
11.3	Notices	59
11.4	Waivers	60
11.5	Counterparts	61
11.6	Headings	61
11.7	Applicable Law	61
11.8	Assignment	61
11.9	No Third Party Beneficiaries	61
11.10	Forum; Waiver of Jury Trial	61
11.11	Schedules	61
11.12	Incorporation	62
11.13	Complete Agreement	62
11.14	Disclaimer	62
11.15	Public Announcements	62
11.16	Currency	63
11.17	Further Assurances	63
ARTICLE 12.	Guaranty	63

Exhibits

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	Confidentiality Agreement
Exhibit D	Transition Services Agreement
Exhibit E	Equipment Lease Subservicing Agreement

Schedules

Schedule 1.1(a)	Carneros Financing Documents
Schedule 1.1(b)	Credit Enhancements
Schedule 1.1(c)	GTS Accounting Principles
Schedule 1.1(d)	Parent Guarantees
Schedule 1.1(e)	Purchasers’ Knowledge
Schedule 1.1(f)	Sales Commission Plans
Schedule 1.1(g)	Salespersons
Schedule 1.1(h)	Sellers’ Knowledge
Schedule 2.1(a)	Commitments
Schedule 2.1(f)	Assumed Servicing Agreements
Schedule 2.5(b)(xxi)	Additional Commissions
Schedule 2.5(c)	Allocation of Purchase Price Among Sellers
Schedule 3.2	Liens on Transferred Assets
Schedule 3.3	Changes in Credit Ratings
Schedule 3.4	Consents
Schedule 3.5	Pro Forma Balance Sheet
Schedule 3.6	No Material Adverse Change
Schedule 3.8	Litigation
Schedule 3.10	Other Contracts
Schedule 3.13(b)	Equipment Lease Enforceability
Schedule 3.13(e)	Equipment Lease Consents
Schedule 3.13(f)(i)	Electronic Data Tape (CD format)
Schedule 3.13(f)(ii)	Electronic Data Tape Supplementary Materials
Schedule 3.13(g)	Title to Equipment
Schedule 3.13(h)	Obligor Assignment of Equipment
Schedule 3.13(j)	Remarketing, Residual or Collateral Sharing or Recourse Agreements
Schedule 3.13(k)	Credit Enhancements
Schedule 3.13(l)	Proceedings relating to Equipment Leases or Equipment Lease Transactions
Schedule 3.13(m)	Equipment Lease Compliance with Laws
Schedule 3.13(n)	Tax Exempt Transactions with Governmental Authorities
Schedule 3.13(p)	Bankruptcy
Schedule 3.13(q)	Equipment Lease Payments
Schedule 3.13(r)	Equipment Lease Delinquencies
Schedule 3.13(s)	Future Funding or Financing Obligations
Schedule 3.13(u)	Equipment Location
Schedule 3.13(v)	Non-Obligor Lease Payments

v

Schedule 3.13(w)	Adverse Changes
Schedule 3.14	Financing Agreements
Schedule 3.15	Compliance with Laws
Schedule 5.1(d)(iii)	Event of Default Debt
Schedule 5.3	Operation of Business Prior to Closing

ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT is entered into on the 14th day of April, 2004 between GATX TECHNOLOGY SERVICES CORPORATION, a Delaware corporation (“GTS”), GATX TECHNOLOGY FINANCE INC., a corporation organized under the laws of Canada (“GTF” and, together with GTS, “Sellers”), GATX FINANCIAL CORPORATION, a Delaware corporation (“GFC”), CIT TECHNOLOGIES CORPORATION, a Michigan corporation (“CIT USA”), and CIT FINANCIAL LTD., an Ontario corporation (“CIT Canada” and, together with CIT USA, “Purchasers”).

     WHEREAS, subject to the terms and conditions set forth herein, GTS and GTF desire to sell to Purchasers, and Purchasers desire to purchase from GTS and GTF, all of the Transferred Assets (as hereinafter defined), and GTS and GTF desire to assign to Purchasers, and Purchasers desire to assume from GTS and GTF, all of the Assumed Obligations (as hereinafter defined); and

     WHEREAS, subject to the terms and conditions contained herein, GFC is willing to guarantee the payment and timely performance by each Seller of its agreements, obligations and liabilities arising under this Agreement (as hereinafter defined).

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Purchasers, Sellers and GFC agree as follows:

ARTICLE 1.

DEFINITIONS; INTERPRETATION

     1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

     “Accounts Receivable” means all accounts receivable of each Seller as set forth in the “Accounts Receivable” line item on the Pro Forma Balance Sheet, the March 31st Balance Sheet or the Closing Balance Sheet, as applicable, calculated in a manner consistent with the calculation of Accounts Receivable set forth on the Pro Forma Balance Sheet.

     “Additional Books and Records” means (a) the credit files maintained by Sellers with respect to Obligors under the Equipment Leases, (b) any Tax Returns filed by a Seller on behalf of any such Obligors, and (c) all data and information concerning the Equipment Leases and other Transferred Assets contained in any data base maintained by or on behalf of any Seller, including the MAPS and DMS systems, that (i) is reasonably requested by Purchasers in connection with the transactions contemplated hereby and (ii) can be provided by Sellers without violating any contractual obligation of confidentiality (it being agreed that if a contractual obligation of confidentiality prevents Sellers from providing Purchasers with any such data or information, the parties shall work together in good faith in an effort to put Purchasers in the same position as if Sellers had been able to provide Purchasers with such data or information).

     “Additional Commission Amount” shall have the meaning set forth in Section 2.5(b)(xxi).

     “Advance Payment” means, in respect of any Equipment Lease, any Security Deposit or other payment that was received by a Seller as collateral or security, or any advance rent or unapplied cash received by a Seller prior to the scheduled due date therefore, in each case to the extent existing on, or arising after, the Closing Date in respect of such Equipment Lease and payable to such Seller under applicable Law and such Equipment Lease.

     “Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner of Competition pursuant to section 102 of the Competition Act with respect to the transactions relating to GTF contemplated by this Agreement.

     “Affiliate” means any Person controlling, controlled by or under common control with another “Person”; for purposes of this definition only, “control” shall mean the ownership, directly or indirectly, of 50% or more of the outstanding common stock of a Person.

     “Agreement” means this Asset Purchase Agreement, including all Appendices, Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

     “Allocation Schedule” shall have the meaning set forth in Section 10.2.

     “Apportioned Obligations” shall have the meaning set forth in Section 10.3.

     “Arbitrating Accounting Firm” shall have the meaning set forth in Section 2.6(b).

     “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between GTS, GTF and Purchasers with respect to the transfer of the Transferred Agreements and the Assumed Obligations from GTS and GTF to Purchasers substantially in the form of Exhibit A.

     “Assumed Obligations” shall have the meaning set forth in Section 2.3.

     “Assumed Servicing Agreements” shall have the meaning set forth in Section 2.1(f).

     “Article 9 Transaction Documents” means the Transaction Documents other than the Transition Services Agreement and the Equipment Lease Subservicing Agreement.

     “Average Residual Interest” means (a) the aggregate value of the Original Booked Residual Interests for all New Equipment Leases (other than (i) those New Equipment Leases for which the Residual Interest has not yet been booked and (ii) those New Equipment Leases that contain $1.00 purchase options), divided by (b) the aggregate Original Equipment Cost of the Equipment subject to such New Equipment Leases.

     “Bankrupt” shall have the meaning set forth in Section 2.5(b)(xx).

     “Bankruptcy Amount” shall have the meaning set forth in Section 2.5(b)(v).

     “Bankruptcy Code” shall have the meaning set forth in Section 2.5(b)(xx).

     “Bankruptcy Lease Loan Loss Allowance Amount” shall have the meaning set forth in Section 2.5(b)(vii).

     “Bankruptcy Leases” shall have the meaning set forth in Section 2.5(b)(vi).

     “Bill of Sale” means the Bill of Sale with respect to the sale and purchase of the Transferred Assets of GTS and GTF substantially in the form of Exhibit B.

     “Business Day” means any day of the year, other than (a) any Saturday or Sunday or (b) any other day on which banks located in Chicago, Illinois generally are closed for business.

     “Canadian Assumed Obligations” shall have the meaning set forth in Section 2.3.

     “Canadian Hired Employees” shall have the meaning set forth in Section 5.5(b).

     “Canadian Transferred Assets” shall have the meaning set forth in Section 2.1.

     “Carneros Master Lease Agreements” means (a) the Master Lease Agreement, dated as of October 4, 2000, between Carneros Trust I, as owner, and GTS, as lessee, and (b) the Master Lease Agreement, dated as of December 29, 2000, between Carneros II, as owner, and GTS, as lessee, in each case including all related schedules, supplements, riders and addenda.

     “Carneros Notes” means (a) the non-recourse promissory notes of GTS in the initial aggregate amount of $20,608,541.63 payable to Mellon US Leasing and issued pursuant to the Master Security Agreement, dated as of October 31, 2000, between GTS and Mellon US Leasing, a division of Mellon Leasing Corporation and (b) the non-recourse promissory notes of GTS in the initial aggregate amount of $17,205,219.91 and $1,620,955.62 payable to Hitachi Credit America Corp. and issued pursuant to the Master Security Agreement, dated as of December 29, 2000, between GTS and Hitachi Credit Corp.

     “Carneros Sublease Amount” shall have the meaning set forth in Section 2.5(b)(xiv).

     “Carneros Sublease Loan Loss Allowance Amount” shall have the meaning set forth in Section 2.5(b)(xvi).

     “Carneros Subleases” shall have the meaning set forth in Section 2.5(b)(xv).

     “Carneros Transactions” means the transactions contemplated by the Carneros Trust I and Carneros Trust II Financing Documents.

     “Carneros Trust I and Carneros Trust II Financing Documents” means the Carneros Master Lease Agreements and the master security agreements, promissory notes, guarantees, intercreditor agreements and other agreements (a) executed in connection with or relating to the Carneros Transactions executed by and between GTS, as owner-lessees thereunder, and Mellon US Leasing, a division of Mellon Leasing Corporation, and Hitachi Credit America Corp., as nonrecourse lenders, and the other parties thereto and (b) set forth on Schedule 1.1(a).

     “CIT Canada” shall have the meaning set forth in the preamble hereof.

     “CIT USA” shall have the meaning set forth in the preamble hereof.

     “Closing” means the closing of the transactions contemplated hereby.

     “Closing Balance Sheet” means the unaudited, consolidated balance sheet of GTS and GTF as of the Closing Date, prepared in accordance with Section 2.6(a).

     “Closing Date” shall have the meaning set forth in Section 2.8.

     “Closing Payment” shall have the meaning set forth in Section 2.5(c).

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Collections” means, in respect of any Equipment Lease, all lease and loan payments and other amounts due or to become due under such Equipment Lease after the Closing Date, including all Advance Payments, tax payments, prepayments, fees, penalties and any interest payments, penalties or charges, late payment charges, insurance proceeds, casualty payments, excess wear and tear charges, and the cash and non-cash proceeds of enforcement or sale of any Equipment Lease and/or the related Equipment.

     “Commissioner of Competition” means the Commissioner of Competition appointed pursuant to the Competition Act.

     “Commitments” shall have the meaning set forth in Section 2.1(a).

     “Competition Act” means the Competition Act (Canada).

     “Competition Act Compliance” means:

          (a) the issuance of an Advance Ruling Certificate; or

          (b) Purchasers and GTF have given the notice required under section 114 of the Competition Act with respect to the transactions contemplated by this Agreement and the applicable waiting period under section 123 of the Competition Act has expired or been waived in accordance with the Competition Act; or

          (c) the obligation to give the requisite notice has been waived pursuant to subsection 113(c) of the Competition Act and, in the case of clause (b) or (c) above, Purchasers have been advised in writing by the Commissioner of Competition or a person authorized by the Commissioner of Competition that such person is of the view, at that time, that, in effect, grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the transactions contemplated by this Agreement, and the form of and any terms and conditions attached to any such advice are acceptable to Purchasers and GTF, acting reasonably, and such advice has not been rescinded or amended.

     “Confidentiality Agreement” means that certain Letter Agreement, dated December 20, 2003, between GATX Corporation and Purchasers, a copy of which is set forth as Exhibit C attached hereto, as amended pursuant to the terms of this Agreement.

     “Contracts” means any contract, agreement, lease or permit, including Equipment Leases, Equipment Lease Transactions and Financing Agreements, to which a Seller is a party.

     “Credit Enhancement” means any (a) Advance Payment, (b) investment certificate, certificate of deposit, authorization to hold funds, hypothecation, pledge or charge of account or like instrument, (c) letter of credit, repurchase agreement, agreement of indemnity, guarantee, lease guarantee bond or postponement agreement, (d) recourse agreement, (e) security agreement, (f) certificate representing shares or the right to purchase capital of or interests in, any Person, (g) agreement, contract or arrangement designed to enhance the creditworthiness of an Obligor, or (h) bond or debenture, in each case including those listed on Schedule 1.1(b) and to the extent pledged, assigned, mortgaged, charged, hypothecated, made, delivered or transferred as security for the performance of any obligation under or with respect to any Equipment Lease.

     “El Camino” shall have the meaning set forth in Section 5.8(e).

     “Electronic Data Tape” shall have the meaning set forth in Section 3.13(f).

     “Equipment” means the equipment, including personal computers, servers, mainframes, telecommunications equipment, software, Intellectual Property rights, if any, or other property covered by an Equipment Lease, together with any and all attachments, accessories, accessions, additions, improvements, replacements and substitutions incorporated or installed on or in any item thereof and any and all Residual Interests in the Equipment.

     “Equipment Lease” means an equipment lease, master equipment lease agreement, loan and security agreement and all related schedules, supplements, riders and addenda, or any other financing agreement arising out of the lease, rental or financing of equipment, which evidences the payment obligation of an Obligor and is entered into with respect to an Equipment Lease Transaction; provided, that in relation to the Carneros Transactions, “Equipment Lease” means the Carneros Subleases and the leasehold interests and other rights arising under the Carneros Master Lease Agreements (collectively, all Equipment Leases are referred to as the “Equipment Leases”).

     “Equipment Lease File” means, whether in physical, hard copy form or scanned into Sellers’ electronic file system, the original of the master equipment lease agreement, the original or a copy of all equipment schedules and all related schedules, supplements, riders, addenda and exhibits thereto, and all other documents held by GTS or GTF evidencing or otherwise executed or delivered in connection with such Equipment Lease or otherwise held by GTS or GTF in connection with an Equipment Lease Transaction, including all guarantees, security agreements, recourse agreements, letters of credit, lessee certificates of insurance, UCC financing statements, equipment invoices, subordination agreements and related correspondence.

     “Equipment Lease Services” shall have the meaning set forth in Section 5.1(d)(ii).

     “Equipment Lease Subservicing Agreement” shall have the meaning set forth in Section 5.1(d)(ii).

     “Equipment Lease Transaction” means an equipment lease or financing arrangement provided by GTS or GTF with respect to personal computers, servers, mainframes, communications or other equipment, including any software or software packages relating thereto, under which GTS or GTF is the lessor, seller, lender or provider, or an assignee thereof.

     “Escrow Agent” means the escrow agent pursuant to the terms of the Escrow Agreement.

     “Escrow Agreement” shall have the meaning set forth in Section 2.7(a).

     “Escrow Amount” means (a) (i) the aggregate net book value of the Escrow Leases as of March 31, 2004, less (ii) the absolute value of the loan loss allowance amount associated with such Escrow Leases (determined in accordance with the GTS Accounting Principles, consistently applied) as of March 31, 2004, times (b) 0.0884.

     “Escrow Leases” means the Equipment Leases (other than Excluded Leases) that are subject to Nonrecourse Debt (other than Event of Default Debt) for which the Required Consent has not been received from the applicable Nonrecourse Lender as of 5:00 p.m. Central Time on the second Business Day prior to Closing.

     “Escrow Lease Schedule” shall have the meaning set forth in Section 2.7(b).

     “Estimated Purchase Price” shall have the meaning set forth in Section 2.5(c).

     “Event of Default Debt” means the Nonrecourse Debt listed on Schedule 5.1(d)(iii) for which a failure to obtain a Required Consent is an Event of Default.

     “Event of Default Lease Amount” shall have the meaning set forth in Section 2.5(b)(viii).

     “Event of Default Lease Loan Loss Allowance Amount” shall have the meaning set forth in Section 2.5(b)(x).

     “Event of Default Leases” shall have the meaning set forth in Section 2.5(b)(ix).

     “Excess Residual Amount” shall have the meaning set forth in Section 2.5(b)(xvii).

     “Excess Residual Multiplier” shall have the meaning set forth in Section 2.5(b)(xviii).

     “Excluded Assets” shall have the meaning set forth in Section 2.2.

     “Excluded Leases” means, collectively, (a) the Bankruptcy Leases, (b) the Event of Default Leases, if any, (c) the Recourse Debt Leases, if any, (d) the Carneros Subleases if the Required Consent of the Head Lessor under the Carneros Master Lease Agreements is not obtained prior to Closing, and (e) the Sales Agency Leases relating to the Sales Agency Agreement, if Purchasers do not elect that such agreement shall become the Transferred Sales Agency Agreement pursuant to Section 2.1(k).

     “Excluded Obligations” shall have the meaning set forth in Section 2.4.

     “Financing Agreements” means the Nonrecourse Debt and the Carneros Trust I and Carneros Trust II Financing Documents (including the Carneros Notes).

     “GAAP” means United States generally accepted accounting principles in effect from time to time.

     “GFC” shall have the meaning set forth in the preamble hereof.

     “GFC Credit Agreements” means, collectively, the following credit agreements between GFC and the various lenders thereto: (a) Term Loan Agreement dated as of April 9, 2001, (b) Credit Agreement dated as of June 22, 2001, (c) Credit Agreement dated as of July 2, 2003 and (d) Credit Agreement dated as of June 16, 2003.

     “Governmental Authority” means any U.S. or Canadian federal, state, provincial or municipal entity, any foreign government and any political subdivision or other executive, legislative, administrative, judicial, quasi-judicial or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign.

     “Governmental Required Consents” means, with respect to a Person, (a) compliance by such Person with, and filings by such Person under, the HSR Act, if applicable, and (b) Competition Act Compliance.

     “GTF” shall have the meaning set forth in the preamble hereof.

     “GTS” shall have the meaning set forth in the preamble hereof.

     “GTS Accounting Principles” means GAAP (or, as applicable, deviations from GAAP identified on Schedule 1.1(c)), as applied by GTS in the preparation of the Pro Forma Balance Sheet, including those applications of GAAP that are set forth on Schedule 1.1(c).

     “GTS Customer Credit Rating” means the credit rating assigned by GTS to each of its customers pursuant to the ten-point credit rating system used by GTS and described on Schedule 1.1(c) under the heading “Reserves.”

     “GTS Hired Employees” shall have the meaning set forth in Section 5.5(a)(i).

     “Guaranty” shall have the meaning set forth in Article 12.

     “Head Lessor” shall have the meaning set forth in Section 5.1(d)(iv).

     “Hired Employees” means, collectively, the GTS Hired Employees and the Canadian Hired Employees.

     “Hired Salespersons” shall have the meaning set forth in Section 5.16.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “Indemnified Person” means the Person or Persons entitled to, or claiming a right to, indemnification under Article 9.

     “Indemnifying Person” means the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article 9.

     “Initial Notice” shall have the meaning set forth in Section 9.6.

     “Insurance Policy” means, with respect to each Equipment Lease, any insurance policy benefiting the owner of the Equipment Lease providing loss, physical damage, theft, credit, disability, breakdown, liability and/or similar coverage with respect to the related Equipment.

     “Intellectual Property” means domestic and foreign: (a) registered and unregistered trade names, trademarks, service marks, applications for trademarks and applications for service marks; (b) patent registrations and patent applications; (c) trade secrets; and (d) copyrights, claims for copyrights, copyright registrations and copyright applications that, in each case, are owned by or licensed to a Seller.

     “Inventory” means all equipment and other property owned by a Seller that is held for sale or lease and is not subject to an Equipment Lease.

     “Investment Canada Act” means the Investment Canada Act (Canada).

     “Judicial Action” shall have the meaning set forth in Section 11.10.

     “Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree or governmental requirement enacted, promulgated, entered into, agreed to or imposed by any Governmental Authority.

     “Lease Amount” shall have the meaning set forth in Section 2.5(b)(i).

     “Lease and Financing Warranty” means a representation or warranty in Section 3.13 or Section 3.14.

     “LIBOR Rate” shall have the meaning set forth in Section 2.6(a).

     “Lien” means any title defect, conflicting or adverse claim of ownership, mortgage, deed of trust, hypothecation, security interest, lien, pledge, claim, right of first refusal, option, charge, restrictive covenant, lease, order, decree, judgment, stipulation, settlement, attachment, objection or other encumbrance of any nature whatsoever, whether or not perfected, including any liens under the escheat laws of any Governmental Authority.

     “Loan Receivables” means the loan receivables of each Seller as set forth on the Pro Forma Balance Sheet, the March 31st Balance Sheet or the Closing Balance Sheet, as applicable, calculated in a manner consistent with the calculation of Loan Receivables set forth on the Pro Forma Balance Sheet.

     “Loan Receivables Amount” shall have the meaning set forth in Section 2.5(b)(iii).

     “Loss” or “Losses” means any and all damages, losses, actions, proceedings, causes of action, obligations, liabilities, claims, Liens, penalties, fines, demands, assessments, awards, judgments, settlements, costs and expenses, including (a) court costs and similar costs of litigation, (b) reasonable attorneys’ and consultants’ fees, including those incurred in connection with (i) investigating or attempting to avoid the matter giving rise to the Losses or (ii) successfully establishing a valid right to indemnification for Losses and (c) interest awarded as part of a judgment or settlement, if any, but in any event shall exclude consequential, punitive, special or incidental damages or lost profits (except to the extent such profits are represented by the Premium Amount paid in connection with this transaction) claimed, incurred or suffered by any Indemnified Person (which exclusion does not include any consequential, punitive, special or incidental damages or lost profits for which such Indemnified Person is liable to a third party).

     “March 31st Balance Sheet” shall have the meaning set forth in Section 5.9.

     “Material Adverse Effect” means any condition, circumstance, change or effect, that individually or when taken together with all other conditions, circumstances, changes or effects is materially adverse to the Transferred Assets; provided, that, for purposes of this Agreement, a Material Adverse Effect shall not include any condition, circumstance, change or effect to the Transferred Assets resulting from (a) changes to the industry or markets in which the Transferred Assets are operated that are not unique to the Transferred Assets, (b) the announcement or disclosure of the transactions contemplated herein, (c) general economic, regulatory or political conditions or changes in the countries in which the Transferred Assets are operated, (d) military action or any act of terrorism, (e) changes in Law, or (f) compliance with the terms of this Agreement; and provided, further, that in the case of each of clauses (a), (c), (d), (e) and (f), the Transferred Assets are not materially disproportionately affected by such condition, circumstance, change or effect compared to other Persons engaged in the conduct of similar businesses as Sellers.

     “Net Book Value of Equipment Leases” shall have the meaning set forth in Section 2.5(b)(ii).

     “Net Loan Loss Allowance Amount” shall have the meaning set forth in Section 2.5(b)(iv).

     “New Equipment Leases” means those Equipment Leases entered into after December 31, 2003 and up to and including the Closing Date.

     “Non-Hired GTS Employees” shall have the meaning set forth in Section 5.5(a)(i).

     “Non-Hired Canadian Employees” shall have the meaning set forth in Section 5.5(b)(i).

     “Nonrecourse Debt” means the loan and security agreements and other financing agreements listed on Schedule 3.14, which were incurred by GTS or GTF in connection with the Equipment Lease Transactions and are reflected as “Nonrecourse debt” on the Pro Forma Balance Sheet, including the Carneros Notes.

     “Nonrecourse Debt Amount” shall have the meaning set forth in Section 2.5(b)(xix).

     “Nonrecourse Lenders” means those Persons who are lenders related to the Nonrecourse Debt, including those Persons listed on Schedule 3.14, and each of their successors and assigns.

     “Obligations” shall have the meaning set forth in Article 12.

     “Obligor” means the Person named in an Equipment Lease as lessee, purchaser, user or borrower, together with any guarantors or other parties obligated in respect of such Equipment Lease.

     “Original Booked Residual Interest” means the amount of the Residual Interest as originally booked by a Seller at the inception of the Equipment Lease.

     “Original Equipment Cost” means the original cost of Equipment calculated in the ordinary course of business in accordance with past practices.

     “Parent Guarantee” means any guarantee, indemnity, performance bond, letter of credit, support agreement, letter of comfort, deposit or other security or contingent obligation entered into or granted by either Seller or any of its Affiliates in relation to or arising out of any obligations or liabilities of either Seller, including those guarantees set forth on Schedule 1.1(d).

     “Permitted Liens” means: (a) Liens arising by operation of Law for Taxes not yet due and payable; (b) the rights of customers under the Equipment Leases in the ordinary course of business under general principles of commercial law; (c) Liens arising under Financing Agreements; and (d) Liens that would not reasonably be expected to have a Material Adverse Effect or to adversely affect or impair the value of the Transferred Assets or the use of the Transferred Assets in the ordinary course of business.

     “Person” means any individual, corporation, partnership, association, limited liability company, trust, governmental or quasi-governmental authority or body or other entity or organization in any jurisdiction.

     “Post-Closing Taxes” means Taxes imposed on the activities of Purchasers after the Closing Date with respect to the Purchasers’ ownership or operation of the Transferred Assets.

     “Post-Closing Tax Period” shall have the meaning set forth in Section 10.3.

     “PPSA” means the Personal Property Security Act (Ontario).

     “Pre-Closing Tax Period” shall have the meaning set forth in Section 10.3.

     “Premium Amount” means the (a) (i) the aggregate net book value of the Equipment Leases (other than the Excluded Leases) and the Loan Receivables Amount as set forth on the Closing Balance Sheet, less (ii) the absolute value of the Net Loan Loss Allowance Amount as set forth on the Closing Balance Sheet, times (b) 0.0884.

     “Pro Forma Balance Sheet” means the unaudited, consolidated balance sheet of GTS and GTF as of December 31, 2003.

     “Purchase Price” shall have the meaning set forth in Section 2.5(a).

     “Purchase Price Adjustment” means the difference (either positive or negative) between the Estimated Purchase Price and the Purchase Price as determined based on the Closing Balance Sheet.

     “Purchaser Indemnified Parties” shall have the meaning set forth in Section 9.2.

     “Purchasers” shall have the meaning set forth in the preamble hereof.

     “Purchasers’ knowledge,” or variations thereof, means the actual knowledge of the executive officers and directors of Purchasers set forth on Schedule 1.1(e).

     “Purchasers Unidentified Amounts” shall have the meaning set forth in Section 5.10.

     “Records” shall have the meaning set forth in Section 5.8(a).

     “Recourse Debt” means the Loan and Security Agreement, dated as of December 30, 2002, between GTS, as Borrower, and General Electric Capital Corporation, as Lender.

     “Recourse Debt Lease Amount” shall have the meaning set forth in Section 2.5(b)(xi).

     “Recourse Debt Lease Loan Loss Allowance Amount” shall have the meaning set forth in Section 2.5(b)(xiii).

     “Recourse Debt Leases” shall have the meaning set forth in Section 2.5(b)(xii).

     “Required Consents” shall have the meaning set forth in Section 5.1(d)(i).

     “Residual Interest” means the interest of GTS or GTF as lessor in and to the equity or residual interest in the Equipment at the end of the lease term of the relevant Equipment Lease, whether such Equipment Lease is terminated at the scheduled lease end date thereof or earlier or later than such scheduled lease end date.

     “Sales Agency Agreement” means the written sales agency agreement attached to Schedule 1.1(f).

     “Sales Agency Lease Amount” shall have the meaning set forth in Section 2.5(b)(xxiii).

     “Sales Agency Lease Loan Loss Allowance Amount” shall have the meaning set forth in Section 2.5(b)(xxiv).

     “Sales Agency Leases” shall have the meaning set forth in Section 2.5(b)(xxii).

     “Sales Commission Plans” mean the GATX Technology Commission Plans (1998, 1999, 2000, 2001, 2003, 2004), copies of which are attached hereto as Schedule 1.1(f).

     “Salespersons” means those individuals listed on Schedule 1.1(g) who are still employed as salespersons by a Seller immediately prior to the Closing.

     “Security Deposit” means, with respect to any Equipment Lease, the refundable security deposit (if any), specified in such Equipment Lease or advance rental paid by the Obligor under its respective Equipment Lease.

     “Seller Indemnified Parties” shall have the meaning set forth in Section 9.3.

     “Seller Tax Period” means the Tax Period (including all prior Taxable Periods) ending on and including the Closing Date.

     “Sellers” shall have the meaning set forth in the preamble hereof.

     “Sellers’ knowledge,” or variations thereof, means the actual knowledge of the executive officers and directors of Sellers set forth on Schedule 1.1(h).

     “Sellers Unidentified Amounts” shall have the meaning set forth in Section 5.14.

     “Subservicing Fee” shall have the meaning set forth in Section 5.1(d)(ii).

     “Tax” or “Taxes” mean all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, capital stock, net proceeds, ad valorem, turnover, real, personal and other property (tangible and intangible), goods and services, sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, unitary, severance and employees’ income withholding, unemployment and Social Security taxes, duties, assessments and charges (including the recapture of any tax items such as investment tax credits), which are imposed by the United States, Canada or any Governmental Authority, including any interest, penalties or additions to tax related thereto imposed by any Governmental Authority (including any interest or penalties with respect to such Taxes).

     “Tax Benefit” means (a) the present value of any refund, credit or reduction in otherwise required Tax payments including any interest payable thereon, less (b) the present value of any required Tax payments, which present value shall be computed as of the Closing Date or the first date on which the right to the refund, credit or other Tax reduction, or such Tax payment, arises or is reasonably estimated to be actually utilized or paid, whichever is later, (i) using the effective Tax rate of the Indemnified Person (which, in the case of an Indemnified Person that is a reporting company under the Securities Exchange Act of 1934, as amended, shall be as reported in its Form 10-K filed with the Securities and Exchange Commission) for the Tax Period with respect to such Tax under applicable Tax laws on such date and (ii) using the interest rate on such date imposed on corporate deficiencies paid within 30 days of a notice of proposed deficiency under the Code or other applicable Tax laws. Any Tax Benefit shall be computed net of any directly related Tax detriment, including the present value of a reduction in depreciation or amortization deductions as a result of an adjustment to the Purchase Price. The amount of any Tax detriment shall be computed in the same manner in which Tax Benefits are otherwise computed pursuant to this definition.

     “Tax Period” or “Taxable Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

     “Tax Return” means all returns and reports of or with respect to Taxes required to be filed with any Governmental Authority or depository.

     “Tax Statute of Limitations Date” with respect to a particular Tax means the opening of business on the day after the expiration of the applicable statute of limitations with respect to such Tax, including any extensions thereof made with the consent of the applicable Seller (or if such date is not a Business Day, the next Business Day).

     “Tax Warranty” means a representation or warranty in Section 3.7.

     “Title and Authorization Warranty” means a representation or warranty in Section 3.1, 3.2, 3.13(g) or 4.1 of this Agreement.

     “Transaction Documents” means this Agreement, each Assignment and Assumption Agreement, each Bill of Sale, the Transition Services Agreement, the Equipment Lease Subservicing Agreement, the Escrow Agreement and each other agreement, document and certificate executed and delivered in connection with this Agreement.

     “Transferred Agreements” means, collectively, the Equipment Leases, the Nonrecourse Debt, the Transferred Real Estate Leases and the Assumed Servicing Agreements, other than any of such agreements that are Unassigned Contracts.

     “Transferred Assets” shall mean the assets set forth in Section 2.1.

     “Transferred Real Estate Leases” shall have the meaning set forth in Section 2.1(h).

     “Transferred Sales Agency Agreement” shall have the meaning set forth in Section 2.1(k).

     “Transferred Sales Agency Arrangements” shall have the meaning set forth in Section 2.1(l).

     “Transfer Taxes” shall have the meaning set forth in Section 10.4.

     “Transition Services Agreement” means the Transition Services Agreement substantially in the form of Exhibit D.

     “UCC” shall mean the Uniform Commercial Code, as amended from time to time, in the applicable jurisdiction.

     “Unassigned Contracts” shall have the meaning set forth in Section 5.1(d)(i).

     “U.S. Assumed Obligations” shall have the meaning set forth in Section 2.3.

     “U.S. Transferred Assets” shall have the meaning set forth in Section 2.1.

     “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

     1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereby,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement.

ARTICLE 2.

PURCHASE AND SALE

     2.1 Purchase and Sale of Transferred Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, GTS or GTF, as applicable, shall sell, transfer, convey, assign and deliver, and, as applicable, shall cause their Affiliates to sell, transfer, convey, assign, and deliver, to CIT USA or CIT Canada, as applicable, and, in accordance with the Allocation Schedule, CIT USA or CIT Canada, as applicable, shall purchase, acquire and accept from GTS, GTF or their Affiliates, as applicable, all of GTS’, GTF’s and each of their Affiliates, as applicable, right, title and interest in and to the following assets of GTS or GTF on the Closing Date (the “Transferred Assets”), in each case free and clear of all Liens, other than Permitted Liens:

          (a) Equipment Leases. Other than (i) the Excluded Leases (except to the extent transferred after the Closing pursuant to Section 2.7(d)) and (ii) the Accounts Receivable, and subject to Section 5.1(d), the Equipment Leases, and all the rights, benefits and obligations arising from or in connection with such Equipment Leases, including (A) GTS’ or GTF’s right, title and interest to, and ownership of, the related Equipment, including all Residual Interests in such Equipment, (B) GTS’ or GTF’s right, title and interest in and to all Collections, and all rights to payment of a monetary obligation (whether or not earned by performance) and all other amounts due or received in each case in connection with the Equipment Leases on or after the Closing Date, (C) all rights of recourse of GTS or GTF against any Obligor or under any guaranty with respect to such Equipment Leases, (D) all Equipment Lease Files with respect to Equipment Leases and all documents and records contained in such related Equipment Lease Files, (E) all rights of GTS, GTF or their Affiliates to or under any Credit Enhancements or any other funds, property or collateral relating to such Equipment Leases, including rights, if any, in any such funds, property or collateral held by Nonrecourse Lenders, (F) all rights of GTS, GTF or their Affiliates under any related Insurance Policies, (G) all commitments made by GTS or

GTF to enter into new Equipment Leases, extend, renew or remarket existing Equipment Leases or sell Equipment related thereto, including any such commitments made by GTS or GTF on or after the date hereof that are made in the ordinary course of their business consistent with past practices and the obligations of GTS and GTF under Section 5.3, including such Commitments entered into as of one Business Day prior to the date hereof and set forth on Schedule 2.1(a) (which Schedule 2.1(a) shall be updated by Sellers and delivered to Purchasers as of the close of business on the Business Day prior to the Closing) (the “Commitments”), and (H) all proceeds (as defined in the UCC) of the foregoing;

          (b) Loan Receivables. The Loan Receivables;

          (c) Intentionally Left Blank;

          (d) Intentionally Left Blank;

          (e) Financing Agreements. The Financing Agreements (including the Nonrecourse Debt);

          (f) Assumed Servicing Agreements. The Contracts listed on Schedule 2.1(f) that are servicing agreements and arrangements relating to the Equipment to which either GTS or GTF is a party (the “Assumed Servicing Agreements”);

          (g) Additional Books and Records. The Additional Books and Records;

          (h) Real Estate Leases. The real estate leases set forth on a schedule to be delivered by Purchasers to Sellers no less than two Business Days prior to Closing (the “Transferred Real Estate Leases”);

          (i) Satellite FF&E. The owned and leased furniture, fixtures and equipment located at the premises that are the subject of the Transferred Real Estate Leases;

          (j) Computers. The computers and related equipment used immediately prior to the Closing by any Salespersons who are Hired Employees; provided, that, immediately upon the Closing, Purchasers shall either remove all licensed software that is on such computer or obtain necessary licenses with respect to such software;

          (k) Sales Agency Agreement. The Sales Agency Agreement if Purchasers so elect in a written notice delivered to Sellers no less than two Business Days prior to Closing (the “Transferred Sales Agency Agreement”);

          (l) Sales Agency Arrangements. One or more of the sales agency arrangements described on Schedule 1.1(f) (other than the Sales Agency Agreement) if Purchasers so elect in a written notice delivered by Purchasers to Sellers no less than two Business Days prior to Closing (the “Transferred Sales Agency Arrangements”); and

          (m) Transferred Rights. To the extent transferable, all rights and claims relating to the Transferred Assets, including rights and claims under or with respect to all warranties, representations, indemnities and guarantees made by, and Intellectual Property of, suppliers, manufacturers, contractors and other third parties in connection with the Transferred Assets.

Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an assignment or transfer any Contract or any claim or right or any benefit or obligation thereunder or resulting therefrom if an assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach or violation thereof or impose any obligation or liability on a Seller and if such a consent is not obtained at or prior to the Closing, which Contract, claim, right or benefit shall be governed by Section 5.1(d).

GTS shall sell, transfer, convey, assign and deliver to CIT USA, and CIT USA shall purchase, acquire and accept from GTS, all of GTS’s right, title and interest in and to the Transferred Assets (the “U.S. Transferred Assets”), and GTF shall sell, transfer, convey, assign and deliver to CIT Canada, and CIT Canada shall purchase, acquire and accept from GTF, all of GTF’s right, title and interest in and to the Transferred Assets (the “Canadian Transferred Assets”).

     2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1, GTS and GTF shall not sell, assign, convey, transfer or deliver to Purchasers, and Purchasers shall not purchase, acquire or take assignment or delivery of, any assets or rights of GTS, GTF or any of their Affiliates other than the Transferred Assets (the “Excluded Assets”). The Excluded Assets include the following assets and rights:

          (a) Cash. Except as provided in Section 2.1, all cash, certificates of deposit, bank deposits, negotiable instruments, marketable securities and other cash equivalents, together with all accrued but unpaid interest thereon;

          (b) GATX Name. Any internet domain names, logos, trade names, trade marks, service names or service marks containing the name “GATX,” “GATX Technology Services Corporation” or “GATX Technology Finance Inc.” or any variations or derivations thereof, and the goodwill associated therewith;

          (c) Tax Refunds; Tax Returns. All claims for and rights to receive Tax refunds and any accrued interest thereon for the Seller Tax Period (or any portion thereof ending on the Closing Date), all Tax Returns, and all notes, worksheets, files or documents relating thereto;

          (d) Claims. All claims, causes of action, rights of recovery, defenses, counterclaims and rights of set-off of any kind (including rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment or components thereof) relating to any Excluded Obligations;

          (e) Employee Records. All personnel, employee compensation and benefits and labor relations records relating to employees of GTS and GTF; provided, that GTS and GTF shall deliver to Purchasers, as requested by Purchasers, copies of all such records that relate to the Hired Employees to the extent permitted by applicable Law;

          (f) Excluded Books and Records. (i) Except as otherwise expressly provided herein, the books and records of GTS and GTF, (ii) the minute books from the meetings (or consents in lieu thereof) of the board of directors and stockholders of GTS and GTF and the stock ownership records of GTS and GTF and (iii) the books and records prepared in connection with the sale of GTS and GTF and/or their businesses and assets, including offers received from prospective purchasers and any information relating to such offers;

          (g) Contracts. All rights of GTS or GTF under any Contracts other than the Transferred Agreements;

          (h) This Agreement. All rights of GTS or GTF under this Agreement;

          (i) Insurance. All rights of GTS and GTF under insurance policies not relating to the Equipment or the Equipment Leases; provided, that Purchasers shall be entitled to the proceeds under insurance policies to the extent that such proceeds relate to Losses sustained by Purchasers that arise with respect to Transferred Assets or Assumed Obligations, due to events occurring before the Closing Date;

          (j) Indemnification Payments. Any indemnification payments made by lessees under the Equipment Leases after the Closing in respect of losses actually incurred by Sellers, GFC or any of their Affiliates prior to the Closing;

          (k) Excluded Servicing Agreements. The servicing agreements and arrangements relating to the Equipment to which either GTS or GTF is a party and which are not Assumed Servicing Agreements;

          (l) Inventory. The Inventory;

          (m) Furniture, Fixtures and Equipment. Except as provided in Section 2.1, the furniture, fixtures and equipment of Sellers;

          (n) Real Estate Leases. Except for the Transferred Real Estates Leases, all real property leases of Sellers or any of their Affiliates;

          (o) Real Property. Except for the leased property that is the subject of the Transferred Real Estate Leases, all real property owned, leased or otherwise held for use by Sellers or any of their Affiliates, including all buildings and other improvements thereon;

          (p) Intellectual Property. Except as provided in Section 2.1, all rights, title, and interests of Sellers in, to and under any Intellectual Property;

          (q) Accounts Receivable. The Accounts Receivable;

          (r) Excluded Leases. The Excluded Leases;

          (s) Other Investments. The transactions represented by the “Other Investments” line item on the March 31st Balance Sheet or the Closing Balance Sheet, as applicable, calculated in a manner consistent with the calculation of Other Investments set forth on the Pro Forma Balance Sheet; and

          (t) Other Excluded Assets. All other assets (real or personal, tangible or intangible) and Contracts of GTS and GTF not included in the Transferred Assets.

None of the Excluded Assets shall be included in the term “Transferred Assets” or any other term defined in Section 2.1.

     2.3 Assumed Obligations. Except as provided in Section 2.4, at the Closing Purchasers shall assume, and shall agree to pay, perform, fulfill and discharge when due only the following liabilities and obligations relating to the time period after the Closing (collectively, excluding the Excluded Obligations, the “Assumed Obligations”):

          (a) Financing Agreements. The liabilities and obligations of GTS, GTF and, to the extent Affiliates are jointly liable for liabilities and obligations of GTS and GTF in amounts in the aggregate no greater than such liabilities and obligations of GTS and GTF, their Affiliates (other than the Parent Guarantees to the extent set forth in Section 5.11), relating to the Nonrecourse Debt and the Carneros Notes, other than those relating to Excluded Leases;

          (b) Equipment Leases. The liabilities and obligations of GTS, GTF and, to the extent any of their Affiliates are jointly liable for such liabilities and obligations of GTS and GTF in amounts in the aggregate no greater than such liabilities and obligations of GTS and GTF, their Affiliates (other than the Parent Guarantees to the extent set forth in Section 5.11) (including all obligations for Taxes other than Taxes in the nature of income or capital Taxes) relating to or arising out of the Equipment and the related Equipment Leases, the Equipment Lease Transactions and the Commitments, other than the Excluded Leases;

          (c) Servicing Agreements. The liabilities and obligations of GTS, GTF and, to the extent any of their Affiliates are jointly liable for such liabilities and obligations of GTS and GTF in amounts in the aggregate no greater than such liabilities and obligations of GTS and GTF, their Affiliates relating to or arising out of the Assumed Servicing Agreements;

          (d) Sales Agency Agreement. The liabilities and obligations of GTS, GTF and, to the extent any of their Affiliates are jointly liable for such liabilities and obligations of GTS and GTF in amounts in the aggregate no greater than such liabilities and obligations of GTS and GTF, their Affiliates relating to or arising out of the Transferred Sales Agency Agreement;

          (e) Sales Agency Arrangements. The liabilities and obligations of GTS, GTF and, to the extent any of their Affiliates are jointly liable for such liabilities and obligations of GTS and GTF in amounts in the aggregate no greater than such liabilities and obligations of GTS and GTF, their Affiliates relating to or arising out of the Transferred Sales Agency Arrangements;

          (f) Transferred Real Estate Leases. The liabilities and obligations of GTS, GTF and their Affiliates relating to or arising out of the Transferred Real Estate Leases;

          (g) Taxes. All Post-Closing Taxes and Transfer Taxes allocated to Purchasers under Section 10.4; and

          (h) Transferred Assets. All other liabilities and obligations of any kind relating to the Transferred Assets.

CIT USA shall assume, and shall agree to pay, perform, fulfill and discharge when due, only the Assumed Obligations of GTS (the “U.S. Assumed Obligations”), and CIT Canada shall assume, and shall agree to pay, perform, fulfill and discharge when due, only the Assumed Obligations of GTF (the “Canadian Assumed Obligations”).

     2.4 Excluded Obligations. Notwithstanding anything in this Agreement to the contrary, Purchasers shall not assume or otherwise pay, perform, discharge or be liable in respect of any liability, duty or obligation of GTS, GTF, GFC or their Affiliates, including any Taxes imposed on GTS, GTF, GFC or their Affiliates attributable to any of their activities before the Closing, other than the Assumed Obligations (collectively, the “Excluded Obligations”) and Sellers shall be solely and exclusively liable with respect to and shall fully pay, perform and discharge all the Excluded Obligations.

     2.5 Consideration.

          (a) Purchase Price. Upon the terms and subject to the conditions of this Agreement, in payment for the aforesaid sale, conveyance, assignment, transfer and delivery of the Transferred Assets and the assignment and assumption of the Assumed Obligations, CIT USA and CIT Canada shall pay to GTS and GTF an amount in cash equal to (i) the Lease Amount, less (ii) the aggregate of (1) the Bankruptcy Amount, (2) the Nonrecourse Debt Amount, and (3) the Additional Commission Amount (as adjusted pursuant to Section 2.6 and Section 2.7, the “Purchase Price”).

          (b) Calculation of Purchase Price. For purposes of this Agreement:

               (i) “Lease Amount” means the product of: (1) (A) the Net Book Value of Equipment Leases, plus (B) the Loan Receivables Amount, less (C) the aggregate of (u) the absolute value of the Net Loan Loss Allowance Amount, (v) the Event of Default Lease Amount, if any, (w) the Recourse Debt Lease Amount, if any, (x) the Excess Residual Amount, if any, (y) the Carneros Sublease Amount, if any, and (z) the Sales Agency Lease Amount, if any, times (2) 1.0884.

               (ii) “Net Book Value of Equipment Leases” means the aggregate net book value of the Equipment Leases as set forth on the March 31st Balance Sheet or the Closing Balance Sheet, as applicable.

               (iii) “Loan Receivables Amount” means the aggregate net book value of the Loan Receivables as set forth on the March 31st Balance Sheet or the Closing Balance Sheet, as applicable.

               (iv) “Net Loan Loss Allowance Amount” means (1) the aggregate amount of the loan loss allowance for the Equipment Leases and the Loan Receivables (determined in accordance with the GTS Accounting Principles, consistently applied) as of March 31, 2004 or the Closing Date, as applicable, less (2) the Bankruptcy Lease Loan Loss Allowance Amount, less (3) the Event of Default Lease Loan Loss Allowance Amount, less (4)

the Recourse Debt Lease Loan Loss Allowance Amount, less (5) the Carneros Sublease Loan Loss Allowance Amount, less (6) the Sales Agency Lease Loan Loss Allowance Amount, each of the foregoing clauses (2) — (6) as set forth on the March 31st Balance Sheet or the Closing Balance Sheet, as applicable.

               (v) “Bankruptcy Amount” means the aggregate net book value of the Bankruptcy Leases as set forth on the March 31st Balance Sheet or the Closing Balance Sheet, as applicable.

               (vi) “Bankruptcy Leases” means the Equipment Leases for which an Obligor (a) is Bankrupt on March 31, 2004 or the Closing Date, as applicable, and (b) with respect to Equipment Leases in effect as of December 31, 2003, such Obligor was not Bankrupt as of December 31, 2003.

               (vii) “Bankruptcy Lease Loan Loss Allowance Amount” means the absolute value of the loan loss allowance associated with the Bankruptcy Leases (determined in accordance with the GTS Accounting Principles, consistently applied) as set forth on the March 31st Balance Sheet or the Closing Date Balance Sheet, as applicable.

               (viii) “Event of Default Lease Amount” means the amount, if any, equal to the aggregate net book value of the Event of Default Leases as set forth on the March 31st Balance Sheet or the Closing Balance Sheet, as applicable.

               (ix) “Event of Default Leases” means those Equipment Leases that are subject to Event of Default Debt for which a Required Consent is not received from the applicable Nonrecourse Lender prior to the Closing.

               (x) “Event of Default Lease Loan Loss Allowance Amount” means the absolute value of the loan loss allowance associated with the Event of Default Leases (determined in accordance with the GTS Accounting Principles, consistently applied) as set forth on the March 31st Balance Sheet or the Closing Date Balance Sheet, as applicable.

               (xi) “Recourse Debt Lease Amount” means the amount, if any, equal to the aggregate net book value of the Recourse Debt Leases as set forth on the March 31st Balance Sheet or the Closing Balance Sheet, as applicable.

               (xii) “Recourse Debt Leases” means those Equipment Leases that are subject to Recourse Debt that is not paid off in full prior to Closing.

               (xiii) “Recourse Debt Lease Loan Loss Allowance Amount” means the absolute value of the loan loss allowance associated with the Recourse Debt Leases (determined in accordance with the GTS Accounting Principles, consistently applied) as set forth on the March 31st Balance Sheet or the Closing Date Balance Sheet, as applicable.

               (xiv) “Carneros Sublease Amount” means (1) if the Required Consent of the Head Lessor under the Carneros Master Lease Agreements is not obtained prior to Closing, the aggregate net book value of the Carneros Subleases as set forth on the March 31st Balance

Sheet or the Closing Balance Sheet, as applicable, and (2) if the Required Consent of the Head Lessor under the Master Lease Agreement is obtained prior to Closing, $0.

               (xv) “Carneros Subleases” means those Equipment Leases that are defined as “User Leases” under the Carneros Master Lease Agreements.

               (xvi) “Carneros Sublease Loan Loss Allowance Amount” means the absolute value of the loan loss allowance associated with the Carneros Subleases (determined in accordance with the GTS Accounting Principles, consistently applied) as set forth on the March 31st Balance Sheet or the Closing Date Balance Sheet, as applicable.

               (xvii) “Excess Residual Amount” means (1) the aggregate Original Equipment Cost of the New Equipment Leases (other than (a) those New Equipment Leases for which the Residual Amount has not yet been booked and (b) those New Equipment Leases that contain $1.00 purchase options) as calculated for March 31, 2004 or the Closing Date, as applicable, times (2) the Excess Residual Multiplier.

               (xviii) “Excess Residual Multiplier” means the amount, if any, by which the Average Residual Interest exceeds 0.175.

               (xix) “Nonrecourse Debt Amount” means the aggregate amount of the Nonrecourse Debt as set forth on the March 31st Balance Sheet or the Closing Balance Sheet, as applicable, excluding any Nonrecourse Debt associated with any Excluded Leases.

               (xx) “Bankrupt” when used with respect to a Person, means (1) that such Person commences a voluntary case concerning it under Title 11 of the United States Code as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”) or any similar foreign law; (2) an involuntary case is commenced against the Person under the Bankruptcy Code or any similar foreign law, and if the petition is controverted, it is not dismissed within 90 days after the commencement of the case; (3) such Person declares a moratorium or suspension of payments with respect to all or a substantial part of its debts or ceases to conduct its business or enters into any composition or other arrangement with its creditors generally (or any class of them); (4) a custodian (as defined in the Bankruptcy Code or any similar foreign law) is appointed for, or takes charge of, all or a substantial part of the property of the Person; (5) the Person commences any other proceeding under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to such Person or there is commenced against the Person any such proceeding which remains undismissed for a period of 90 days or the Person is adjudicated insolvent or bankrupt; (6) the Person fails to controvert in a timely manner any petition or action filed against it under the Bankruptcy Code or any similar foreign law or any such proceeding or any order of relief or other order approving any such case or proceeding or the appointment of any custodian or the like of or for it or any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of 90 days; or (7) the Person makes a general assignment for the benefit of creditors.

               (xxi) “Additional Commission Amount” means the aggregate of the amounts set forth on Exhibit A to Schedule 2.5(b)(xxi) opposite each individual identified on

Exhibit A to Schedule 2.5(b)(xxi) who either (1) becomes a Hired Employee or (2) becomes a sales agent of a Purchaser in connection with the assumption by a Purchaser of the Sales Agency Agreement or any other sales agency agreement or arrangement described on Schedule 1.1(f); provided, that in no event shall the Additional Commission Amount exceed $5,000,000.

               (xxii) “Sales Agency Leases” means those Equipment Leases with respect to which commissions are payable under the Sales Agency Agreement as set forth on the March 31st Balance Sheet or the Closing Balance Sheet, as applicable, if Purchasers do not elect that such agreement becomes the Transferred Sales Agency Agreement pursuant to Section 2.1(k).

               (xxiii) “Sales Agency Lease Amount” means the aggregate net book value of the Sales Agency Leases as set forth on the March 31st Balance Sheet or the Closing Balance Sheet, as applicable.

               (xxiv) “Sales Agency Lease Loan Loss Allowance Amount” means the absolute value of the loan loss allowance associated with the Sales Agency Leases (determined in accordance with the GTS Accounting Principles, consistently applied) as set forth on the March 31st Balance Sheet or the Closing Date Balance Sheet, as applicable.

          (c) Estimated Purchase Price. At the Closing, Purchasers shall pay to Sellers an amount in cash determined based on the March 31st Balance Sheet equal to (i) (1) the Lease Amount, less (2) the aggregate of (A) the Bankruptcy Amount, (B) the Nonrecourse Debt Amount, and (C) the Additional Commission Amount (the “Estimated Purchase Price”) less (ii) the Escrow Amount (the “Closing Payment”). The Closing Payment shall be payable by wire transfer of immediately available funds in accordance with the allocation set forth on Schedule 2.5(c) to: (i) GTS to such account as GTS may direct in advance of the Closing; and (ii) GTF to such account as GTF may direct in advance of the Closing.

          (d) No Double Counting. Each Equipment Lease and each other component of the Estimated Purchase Price or Purchase Price shall only be counted once in calculating the Estimated Purchase Price or the Purchase Price (it being understood that if a particular Equipment Lease is both a Bankruptcy Lease and another type of Equipment Lease hereunder, such Equipment Lease shall be treated only as a Bankruptcy Lease for purposes of calculating the Estimated Purchase Price or the Purchase Price).

     2.6 Determination of Purchase Price Adjustment.

          (a) Closing Balance Sheet. In order to determine the Purchase Price Adjustment, GTS shall prepare and deliver to Purchasers, within 60 days following the Closing Date, the Closing Balance Sheet. The Closing Balance Sheet shall be prepared by GTS at its own expense with the assistance, if applicable, of personnel of Sellers who become employees of Purchasers as of or following the Closing as may be reasonably requested by GTS. The Closing Balance Sheet (i) shall be prepared in accordance with the GTS Accounting Principles, (ii) shall have the same line items as set forth in the March 31st Balance Sheet and (iii) shall not take into consideration any events occurring after the Closing. GTS shall permit, and shall use its commercially reasonable efforts to cause its accountants to permit, Purchasers’ accountants reasonable access to all work papers and other pertinent information used in connection with the preparation of the Closing Balance Sheet. If the Purchase Price as determined based on the Closing Balance Sheet as the same becomes final and binding on the parties pursuant to Section 2.6(b) is less than the Estimated Purchase Price, then GTS and GTF (in accordance with the allocation set forth on Schedule 2.5(c)) shall remit to Purchasers the Purchase Price Adjustment, together with interest thereon at the 60 day London InterBank Offered Rate (LIBOR), as reported by Bloomberg on the Closing Date calculated on an annual basis but prorated for the actual number of days for which interest is to be paid (i.e., the number of days from but excluding the Closing Date to and including the date of payment) (the “LIBOR Rate”), by wire transfer of immediately available funds, not later than the third Business Day after the Closing Balance Sheet becomes final and binding upon the parties pursuant to Section 2.6(b), to an account that Purchasers shall designate to GTS. If the Purchase Price as determined based on the Closing Balance Sheet, as the same becomes final and binding upon the parties pursuant to Section 2.6(b), is greater than the Estimated Purchase Price, then, Purchasers shall, in accordance with the allocation set forth on Schedule 2.5(c), remit to GTS and GTF the Purchase Price Adjustment, together with interest thereon at the LIBOR Rate from the Closing Date to the date of payment, by wire transfer of immediately available funds, not later than the third Business Day after the Closing Balance Sheet becomes final and binding upon the parties pursuant to Section 2.6(b), to accounts that GTS and GTF shall designate to Purchasers. The Purchase Price shall be deemed adjusted downwards or upwards, as the case may be (in accordance with the allocation set forth on Schedule 2.5(c), if applicable), by the amount remitted by GTS or GTF, on the one hand, or Purchasers, on the other hand, under this Section 2.6 subject to adjustment pursuant to Section 2.6(b).

          (b) Disputes. If (i) Purchasers notify GTS in writing within 30 days after receipt of the Closing Balance Sheet that Purchasers disagree with the determination of the Purchase Price based on the Closing Balance Sheet as being inconsistent with the GTS Accounting Principles (which shall include any errors or mistakes in the preparation of the Closing Balance Sheet), (ii) such notice shows that the dispute would result in an adjustment to the Purchase Price of at least Fifty Thousand Dollars ($50,000) if resolved in favor of Purchasers and (iii) such notice states with reasonable specificity the basis for the disputed inconsistency with the GTS Accounting Principles, GTS and Purchasers shall attempt in good faith to resolve such dispute as soon as possible. If the parties are unable to resolve such dispute within 30 days after GTS’ receipt of such notice, GTS and Purchasers shall as soon as reasonably practicable thereafter jointly submit such dispute for arbitration to an independent certified public accounting firm mutually acceptable to GTS and Purchasers (or, if the parties cannot agree within one week on such an arbitrating accounting firm, to the Chicago office of KPMG LLP (the “Arbitrating Accounting Firm”) for the purpose of resolving the dispute set forth in such notice. The review performed by the Arbitrating Accounting Firm shall be limited to the issues identified in the notice, which issues shall only relate to whether in its preparation of the Closing Balance Sheet, GTS misapplied the GTS Accounting Principles in the manner specified by Purchasers. The Arbitrating Accounting Firm shall review and decide the issue or issues that are the subject of such dispute as specified in such notice within 30 days after such submission. The decision of the Arbitrating Accounting Firm shall be set forth in writing and delivered to GTS and Purchasers. The decision of the Arbitrating Accounting Firm shall be final and binding on GTS and Purchasers (absent fraud of the Arbitrating Accounting Firm or any of the parties hereto) and the Purchase Price as determined based on the Closing Balance Sheet, as adjusted to reflect the determination of the Arbitrating Accounting Firm, shall constitute the final and binding “Purchase Price” for purposes of this Section 2.6; provided, that the Purchase Price shall not be adjusted unless the decision of the Arbitrating Accounting Firm would result in an adjustment to the Purchase Price on the Closing Balance Sheet submitted by GTS of at least Fifty Thousand Dollars ($50,000) (such that, if the Purchase Price, as determined by the Arbitrating Accounting Firm, is not at least Fifty Thousand Dollars ($50,000) different from the Purchase Price shown on the Closing Balance Sheet submitted by GTS, then the Purchase Price as determined based on the Closing Balance Sheet submitted by GTS shall be the final and binding “Purchase Price” for purposes of this Section 2.6. Notwithstanding the foregoing, if Purchasers deliver a written notice that Purchasers intend to dispute the Closing Balance Sheet delivered by Sellers, any amount not in dispute shall be paid as contemplated by Section 2.6(a). If Purchasers deliver written notice that Purchasers do not intend to dispute the Closing Balance Sheet delivered by Sellers, then such Closing Balance Sheet shall be final and binding upon the parties upon delivery of such notice, and if Purchasers do not notify Sellers of a dispute prior to the termination of the 30 day period specified above in Section 2.6(b), then the Closing Balance Sheet as delivered by Sellers shall be final and binding upon the parties upon the close of such 30th day. The fees and costs of the Arbitrating Accounting Firm shall be borne equally by Purchasers and Sellers.

     2.7 Escrow; Subsequent Transfers.

          (a) At the Closing, Purchasers shall, on behalf of Sellers, deliver to the Escrow Agent, by wire transfer of immediately available funds, an amount in cash equal the Escrow Amount. Subsequent to the Closing, the Escrow Amount shall be held in escrow by the Escrow Agent pursuant to the terms of this Section 2.7 and the terms of an escrow agreement that is mutually agreeable to each of Purchasers, Sellers and the Escrow Agent (the “Escrow Agreement”) and that shall be entered into by the parties and the Escrow Agent at or before the Closing.

          (b) As soon as reasonably practicable after the Closing, Sellers and Purchasers shall deliver to the Escrow Agent a schedule setting forth that portion of the Escrow Amount that is attributable to each Escrow Lease (the “Escrow Lease Schedule”). Subsequent to the Closing, Sellers shall, as soon as reasonably practicable after receipt thereof, deliver to Purchasers and the Escrow Agent any executed Required Consents received by Sellers with respect to Escrow Leases, together with an Assignment and Assumption Agreement duly executed by the applicable Seller with respect to such Escrow Leases. On the third Business Day of each calendar month for which the Escrow Amount is held in escrow, unless, prior to such date, Purchasers provide the Escrow Agent with a written notice that Purchasers are disputing the release of the funds in accordance with the Escrow Agreement, the Escrow Agent shall release to Sellers the aggregate amount set forth on the Escrow Lease Schedule (plus the accrued interest thereon) for each Escrow Lease that is the subject of Nonrecourse Debt for which a Required Consent is received from the applicable Nonrecourse Lender during the immediately preceding calendar month.

          (c) On the 90th day subsequent to the Closing (or the next Business Day thereafter), unless, prior to such date, Purchasers provide the Escrow Agent with a written notice that Purchasers are disputing the release of the funds in accordance with the Escrow Agreement, the Escrow Agent shall release the remaining amounts being held in escrow as follows: (i) the aggregate amount set forth on the Escrow Lease Schedule (plus the accrued interest thereon) for each Escrow Lease that is the subject of Nonrecourse Debt for which the applicable Nonrecourse Lender has given written notice of a “Termination Event” under such Nonrecourse Debt and has exercised its right to terminate Sellers’ authority to bill and collect for lease payment or to otherwise assume such billing and collecting, shall be paid to Purchasers and (ii) all remaining amounts being held in escrow (plus the accrued interest thereon) shall be released to Sellers. For purposes of this Agreement, the final Purchase Price shall be deemed reduced by any amounts paid to Purchasers pursuant to clause (i) of the previous sentence (other than the amount of the interest).

          (d) If at any time within the first 90 days after the Closing Date, the applicable Required Consent for any Excluded Leases (other than Bankruptcy Leases and the Sales Agency Leases) is obtained, then promptly thereafter the applicable Seller and the applicable Purchaser shall arrange for the purchase, sale and assignment of such Equipment Leases and the related Equipment Lease File upon the terms and conditions of this Agreement; provided, that (i) the aggregate net book value of such Equipment Lease shall be determined as of the date of such purchase, sale and assignment and (ii) all other terms, conditions and provisions of this Agreement, including Article 3, shall apply to such Equipment Lease, the related Equipment Lease Files and any other related Transferred Assets, all as if such Equipment Lease were not an Excluded Lease.

     2.8 Closing. The Closing shall take place at the offices of Mayer, Brown, Rowe & Maw LLP, 190 South LaSalle Street, Chicago, Illinois 60603, at 10:00 a.m.. central time on the second Business Day after the date on which all conditions precedent set forth in Articles 6 and 7 have been satisfied or waived by the parties, or such other place, date and time as is mutually agreeable to Sellers and Purchasers (the “Closing Date”).

     2.9 Deliveries of Sellers. At the Closing, the applicable Seller or GFC, as applicable, shall deliver to Purchasers:

          (a) the Transition Services Agreement, duly executed by Sellers;

          (b) an Assignment and Assumption Agreement, duly executed by each of GTS and GTF;

          (c) a Bill of Sale, duly executed by each of GTS and GTF;

          (d) the Transferred Assets (other than the Equipment), by making such Transferred Assets available to Purchasers at their present location;

          (e) the Equipment Lease Subservicing Agreement, duly executed by Sellers;

          (f) the Escrow Agreement, duly executed by Sellers;

          (g) all other conveyance documents reasonably requested by a Purchaser to transfer to such Purchaser the Transferred Assets; and

          (h) any other items to be delivered by any Seller or GFC as required under the terms and provisions of this Agreement.

     2.10 Deliveries of Purchasers. At the Closing, Purchasers shall deliver to Sellers or GFC, as applicable:

          (a) the Transition Services Agreement, duly executed by Purchasers;

          (b) an Assignment and Assumption Agreement, duly executed by each Purchaser;

          (c) a Bill of Sale, duly executed by each Purchaser;

          (d) the Equipment Lease Subservicing Agreement, duly executed by Purchasers;

          (e) the Escrow Agreement, duly executed by Purchasers;

          (f) confirmations of the wire transfers of immediately available funds as required by Section 2.5; and

          (g) any other items to be delivered by Purchasers under the terms and provisions of this Agreement.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF SELLERS AND GFC

     Sellers and GFC, severally and not jointly, represent and warrant to Purchasers as follows (it being understood and agreed that, notwithstanding anything to the contrary contained herein, the representations and warranties set forth in this Article 3 shall not apply to (a) the Accounts Receivable, (b) the Excluded Leases or (c) any Nonrecourse Debt that is paid off in full on or prior to the Closing or is not an Assumed Obligation):

     3.1 Authority of Sellers and GFC. Each of GTS and GFC is a corporation validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of GTS and GFC has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated in this Agreement and the other Transaction Documents to which it is a party. GTF is a corporation validly existing under the laws of Canada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. GTF has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated in this Agreement and the other Transaction Documents to which it is a party. The execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party by each Seller and by GFC has been duly authorized by all necessary corporate action. This Agreement has been, and each other

Transaction Document to which it is a party will be at Closing, duly and validly executed and delivered by each Seller and by GFC and this Agreement constitutes, and each of the other Transaction Documents will constitute, the legal, valid, and binding obligation of each Seller and GFC that is a party thereto, enforceable against each Seller and GFC in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors’ rights generally or (b) equitable limitations on the availability of specific remedies.

     3.2 Title to Assets. Except as otherwise set forth herein and except as disclosed in Schedule 3.2, GTS or GTF, as applicable, has good and marketable title to, and is the sole and lawful owner of, all of the Equipment Leases, Collections and Loan Receivables, free and clear of any Lien other than Permitted Liens. Except as set forth in Schedule 3.2 and subject to obtaining and making all applicable consents, (a) GTS or GTF, as applicable, has the full right to sell, convey, transfer, assign and deliver the Equipment Leases, Collections and Loan Receivables to Purchasers and (b) at the Closing GTS or GTF, as applicable, shall convey to Purchasers good and marketable title to all of the Equipment Leases, Collections and Loan Receivables, free and clear of any Lien (other than Permitted Liens).

     3.3 Changes in Credit Ratings. Except as set forth on Schedule 3.3, the GTS Customer Credit Rating as of the date hereof of each customer is the same as it was for purposes of the Pro Forma Balance Sheet.

     3.4 Consents and Approvals. The execution and delivery of this Agreement and each other Transaction Document to which it is a party by each Seller and GFC does not, and the consummation of the transactions contemplated hereby and thereby and performance by each Seller and GFC of its respective obligations hereunder, assuming the receipt of the Governmental Required Consents and the consents, approvals and waivers listed on Schedule 3.4, will not: (a) violate or conflict with any term, condition or provision of (i) the charter, by-laws or analogous organizational document of any Seller or GFC, (ii) any Contract to which any Seller or GFC is a party or by which any of their respective properties are bound and which violation or conflict would reasonably be expected to have a Material Adverse Effect or (iii) any Law applicable to Sellers and GFC, in the case of clauses (ii) and (iii), which violation would reasonably be expected to have a Material Adverse Effect; or (b) result in the creation of any Lien upon any of Sellers’ or GFC’s respective properties or give to others any interest or right in any of their respective properties, including, a right to purchase any of such properties, except where the Lien, right or interest is not reasonably expected to have a Material Adverse Effect. Except as set forth on Schedule 3.4, the failure of any Person not a party hereto to authorize or approve this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby will not give any Person the right to enjoin, rescind or otherwise prevent or impede the sale of the Transferred Assets to Purchasers in accordance with the terms of this Agreement or any other Transaction Document or to reach in any fashion the Transferred Assets in the hands of Purchasers following the Closing or to obtain damages from, or any other judicial relief against, Purchasers as a result of the transactions carried out in accordance with the provisions of this Agreement.

     3.5 Balance Sheets. The Pro Forma Balance Sheet, as set forth in Schedule 3.5, presents fairly, in all material respects, the consolidated financial condition of GTS and GTF as of the referenced date and (a) was derived from the books and records of GTS and (b) is unaudited. The individual line items that are included in the Pro Forma Balance Sheet were calculated, in all material respects, in accordance with the GTS Accounting Principles, consistently applied. The March 31st Balance Sheet, when delivered pursuant to the terms hereof, will be derived from the books and records of GTS. The individual line items that will be included in the March 31st Balance Sheet will be calculated, in all material respects, in accordance with the GTS Accounting Principles, consistently applied.

     3.6 No Material Adverse Change. Except as set forth on Schedule 3.6, since December 31, 2003 there has not occurred any change that had, or could reasonably be expected to have, a Material Adverse Effect.

     3.7 Tax Matters.

          (a) All Tax Returns with respect to the Transferred Assets that are required to be filed by GTS or GTF before the Closing Date, have been or will be filed. The information provided on such Tax Returns is or will be complete and accurate in all material respects, and all Taxes shown to be due on such Tax Returns have been or will be paid in full (except to the extent that a failure to file such Tax Returns or pay such Taxes, or an inaccuracy in such Tax Returns would not result in Purchasers being liable for such Taxes nor give rise to a Lien on the Transferred Assets). GTF is registered under Part IX of the Excise Tax Act under business number 862980331RT0001. GTF’s Quebec Sales Tax registration number is 1024341344.

          (b) Substantially all of the Equipment Leases that are Transferred Assets have been treated by Sellers as “true leases” for federal income tax purposes. Notwithstanding anything to the contrary in this Agreement, Sellers make no representation or warranty that the Equipment Leases are “true leases” for Tax purposes.

          (c) Sellers have paid or caused to be paid, or will pay or cause to be paid, and have collected and remitted, or have collected and will remit, any and all Taxes due and payable on or before the Closing Date with respect to all Equipment Leases, including payments thereunder, all Equipment Lease Transactions that are Transferred Assets and the Equipment subject thereto to the applicable Governmental Authority where required, arising out of, pursuant to or in connection with the Equipment Leases, including payments thereunder, and all Equipment Lease Transactions that are Transferred Assets.

     3.8 Litigation. Except as set forth on Schedule 3.8, there is no demand, claim, suit, action, arbitration or legal, administrative or other proceeding pending or, to Sellers’ knowledge, threatened against a Seller or any of their officers, directors, employees, assets, properties or businesses and relating to the Transferred Assets or Assumed Obligations that would reasonably be expected to have a Material Adverse Effect.

     3.9 Sales Commission Plans. The documents and descriptions attached hereto on Schedule 1.1(f) constitute all of the documents and materials that comprise the Sales Commission Plans, the Sales Agency Agreement and the other sales agency arrangements and constitute the entire agreement of Sellers under and with respect to the Sales Commission Plans, the Sales Agency Agreement and the other sales agency arrangements. The amounts listed on

Exhibit B to Schedule 2.5(b)(xxi) (which Exhibit B to Schedule 2.5(b)(xxi) shall be updated by Sellers and delivered to Purchasers as of the close of business on the Business Day prior to Closing) under the headings “Grown Equity (Basis-EOT)” and “Upfront 1% Commission” and the salesperson identification codes listed thereon are true and correct and computed in accordance with the Sales Commission Plans.

     3.10 Other Contracts. The terms and conditions set forth in this Section 3.10 shall apply to all Transferred Agreements, except for Equipment Leases, which are covered by Section 3.13 and Financing Agreements, which are covered by Section 3.14. Except as set forth on Schedule 3.10, to Sellers’ knowledge, no Seller is in receipt of any written claim of breach of any such Transferred Agreement that would reasonably be expected to constitute a default by the applicable Seller thereunder and that would reasonably be expected to have a Material Adverse Effect. To Sellers’ knowledge, all such Transferred Agreements are in full force and effect and are enforceable by the applicable Seller in accordance with their terms, except (a) for such failures to be in full force and effect that would not reasonably be expected to have a Material Adverse Effect and (b) as may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors’ rights generally or (ii) equitable limitations on the availability of specific remedies.

     3.11 Brokers, Etc. Except for J.P. Morgan Securities, Inc., the fees and expenses of which shall be the responsibility of Sellers, no broker or investment banker acting on behalf of any Seller or GFC or under the authority of any of them is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any Seller or GFC in connection with any of the transactions contemplated herein.

     3.12 Intentionally Left Blank.

     3.13 Equipment Leases.

          (a) The Equipment Leases arise from the bona fide lease, sale or financing of the Equipment relating to such Equipment Leases and have been originated or purchased by GTS or GTF in the ordinary course of business.

          (b) Except as set forth on Schedule 3.13(b), each Equipment Lease and related Credit Enhancement, if any, is a legal, valid and binding obligation of the parties thereto, enforceable against the parties thereto in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors’ rights generally or (ii) equitable limitations on the availability of specific remedies.

          (c) Each Equipment Lease involves a bona fide business transaction and was not entered into for personal, family or household purposes, and no Equipment Lease is a consumer lease as defined in Article 2A of the UCC or a lease of consumer goods as defined in section 1(1) of the PPSA.

          (d) Each Equipment Lease and the other documents in the Equipment Lease File accurately reflects the entire agreement of the parties to such Equipment Lease with respect to the Equipment Lease and related Equipment Lease Transaction.

          (e) Except as set forth on Schedule 3.13(e), no Equipment Lease requires the prior written consent of the Obligor thereto or contains any other restriction relating to the transfer or assignment of such Equipment Lease by Sellers.

          (f)   (i) Subject to the assumptions, field descriptions and adjustments described therein, the Equipment Leases reflected on the electronic data tape dated as of December 31, 2003 that has been delivered in a read-only CD format, the title of which is 04-12-04 GATX Portfolio as of 12-31-03, Lease Level & Asset Level, Schedule 3.13(f)(i) GATX Technology & CIT Technologies APA, and attached to Schedule 3.13(f)(i) (such data tape referred to as the “Electronic Data Tape”) previously delivered to Purchasers represents all the Equipment Leases that were outstanding as of December 31, 2003. Subject to the assumptions, field descriptions and adjustments described therein, the information set forth on the Electronic Data Tape is true and correct in all material respects as of December 31, 2003. Subject to the assumptions, field descriptions and adjustments described therein, the cash flow tab of the Electronic Data Tape relating to the cash flows on the Equipment Leases sets forth in all material respects a true and accurate description of the rental payment obligations (including the description of either U.S. or Canadian currency) under the related Equipment Lease Transaction. Subject to the assumptions, field descriptions and adjustments described therein, the debt flow tab of the Electronic Data Tape relating to debt flows on the Financing Agreements is true and accurate in all material respects. Purchasers shall deduct from any claim for a breach of the representations and warranties contained in the immediately preceding three sentences the amount of any inaccuracies in the Electronic Data Tape that, to the actual knowledge (determined at the time such claim is made without any duty of inquiry) of the senior employee of the applicable Purchaser (or, as applicable, such Purchaser’s Affiliate) who is responsible for generating such claim, have a positive value to Purchasers.

               (ii) The additional materials relating to the Equipment Leases listed on Schedule 3.13(f)(ii) and attached thereto are true and correct in all material respects.

          (g) Except as set forth on Schedule 3.13(g), GTS or GTF has either good and marketable title to, leasehold interest in or a first priority perfected security interest in, the Equipment relating to each Equipment Lease, free and clear of all Liens, except the interests of the Obligor thereunder and Permitted Liens.

          (h) None of the terms of the Equipment Leases permit the sale, assignment or transfer of the Obligor’s interest therein to another Person, or the sale, assignment or transfer of the Equipment relating to such Equipment Leases, without the prior consent of the lessor, seller, lender, or provider thereunder, other than (i) the Equipment Leases that (A) permit assignment to a subsidiary, parent or other affiliate of the Obligor, or (B) permit assignment to a third party where the Obligor remains liable under the Equipment Lease (provided that, to Sellers’ knowledge, Sellers’ right to the Residual Interest in the related Equipment at the end of the original term of the related Equipment Lease is not adversely affected by any such assignment), or (ii) the Equipment Leases listed on Schedule 3.13(h), which are the only Equipment Leases that permit assignment or sublease of the Equipment to a third party, subject to certain conditions contained in such Equipment Leases.

          (i) The terms of each Equipment Lease provide that the Obligor is responsible (1) for the maintenance and repair of the Equipment (provided that, in certain instances, maintenance contract costs may be financed by or billed, collected and remitted by GTS or GTF), (2) to self insure for, or maintain casualty and liability with respect to, the Equipment and to pay the applicable premiums for such insurance and (3) the payment of Taxes (including personal property, sales and use Taxes) relating to such Equipment (provided that GTS or GTF may bill, collect and remit for personal property, sales and use Taxes and other similar Taxes).

          (j) Except as set forth on Schedule 3.13(j), no Equipment Lease is subject to any remarketing, residual or collateral sharing agreement or recourse agreement with third parties.

          (k) Except as set forth on Schedule 3.13(k), there are no Credit Enhancements (other than guarantees) in place with respect to any Equipment Lease.

          (l) (i) No Equipment Lease or any related Credit Enhancement is subject to any defense, offset, claim, right of rescission or counterclaim of any kind by the Obligor or Credit Enhancement provider thereunder, and except as set forth on Schedule 3.13(l), no suit or other legal or administrative proceeding has been brought or, to Seller’s knowledge, threatened to be brought by or against Sellers, GTS or GTF with respect to any Equipment Lease or Equipment Lease Transaction, (ii) no Equipment Lease is terminable at the option of the Obligor thereunder except to the extent that such Obligor is required to pay to Seller a termination fee in an amount at least equal to the discounted present value of the remaining payments, and (iii) Sellers have in their possession and will deliver to Purchaser at Closing, information contained in the Equipment Lease Files and in the Deal Management System of GTS and GTF, which taken as a whole is reasonably sufficient to establish the Original Equipment Cost of the Equipment.

          (m) Except as set forth on Schedule 3.13(m), each Equipment Lease and related Equipment Lease Transaction including each Equipment Lease for which the Obligor is a Governmental Authority, complies in all material respects with all Laws applicable to such Equipment Lease and related Equipment Lease Transaction, and Sellers have not received any written notice of violation of any Law relating to any Equipment Lease and related Equipment Lease Transaction.

          (n) Except as set forth on Schedule 3.13(n), no Equipment Lease involving a Governmental Authority, as Obligor, was originated as a tax exempt transaction.

          (o) Sellers have administered and serviced the Equipment Leases that are Transferred Assets in the ordinary course of business consistent with past practices, except as authorized pursuant to delegated authorities of Sellers in effect from time to time. Sellers have not (i) renewed, extended, refinanced, amended or waived any provisions of any Equipment Lease, (ii) released any Obligor or (iii) released or taken possession of any Equipment other than in the ordinary course of business consistent with past practices, except as authorized pursuant to approvals effected pursuant to delegated authorities of Sellers in effect from time to time.

          (p) Except as set forth on Schedule 3.13(p), as of December 31, 2003, no Obligor under any Equipment Lease is Bankrupt, none of the Equipment is subject to a plan in any proceeding within the definition of “Bankrupt” nor, to Sellers’ knowledge, has any Obligor threatened nor has any announcement been made that any Obligor is, or intends to become Bankrupt.

          (q) Except as set forth on Schedule 3.13(q), all amounts due under each Equipment Lease are payable in U.S. or Canadian dollars in regularly scheduled installments.

          (r) Except as set forth on Schedule 3.13(r), as of March 31, 2004 none of the Equipment Leases are two calendar months or more delinquent, and, to Sellers’ knowledge, no Obligor is in default under the terms of any Credit Enhancement. To Sellers’ knowledge, no non-payment default or non-payment event of default by an Obligor has occurred and is continuing under the terms of any Equipment Lease or Credit Enhancement, and no Obligor has been notified by Sellers that a default or event of default has occurred based on such a non-payment default or event of default.

          (s) As of the date hereof and as of the Closing Date, Schedule 3.13(s) sets forth all future funding or financing obligations with respect to any Equipment Lease other than the Commitments.

          (t) To Sellers’ knowledge, all signatures, names and addresses of Obligors contained on the Equipment Leases were true and correct as of the date of execution thereof.

          (u) The Equipment has been delivered to the U.S. or Canadian location specified in the Equipment Lease and has been accepted by the Obligor under the related Equipment Lease as satisfactory. To Sellers’ knowledge, except as set forth on Schedule 3.13(u), (i) the Equipment is currently at such location or the U.S. or Canadian location reflected in the MAPs lease management system and (ii) all of the Equipment is in the condition required by the terms of the Equipment Lease.

          (v) To Sellers’ knowledge, except as set forth on Schedule 3.13(v), no payments made on the Equipment Leases are being made by any guarantor thereunder or Person other than the Obligor.

          (w) Schedule 3.13(w) contains a complete list of all Equipment Leases that as of December 31, 2003 (i) (A) had a net book value of more than $100,000 and (B) had been placed on non-accrual status by the applicable Seller, or (ii) had Equipment that was, to Sellers’ knowledge, abandoned, lost or otherwise materially damaged or (iii) had Equipment that was the subject of an active proceeding for reclamation, replevin, attachment or similar proceeding.

          (x) In the case of the Equipment Leases being sold by GTF, each lessee is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

     3.14 Financing Agreements. Schedule 3.14 sets forth a true and complete list of all Financing Agreements, including the Carneros Trust I and Carneros Trust II Financing Documents, and a complete list of all lenders under the Financing Agreements. GTS has previously made available to Purchaser complete and accurate copies of the Financing Agreements listed on Schedule 3.14. Except as set forth on Schedule 3.14:

          (a) Neither GTS, GTF nor any of their Affiliates made any misrepresentation under or in connection with any of the Financing Agreements;

          (b) Neither GTS, GTF nor any of their Affiliates is in breach of any warranty provided under or in connection with any of the Financing Agreements;

          (c) Each of GTS, GTF and each of their Affiliates has performed all of its obligations required to be performed by such entity under or in connection with the Financing Agreements;

          (d) No Nonrecourse Lender has asserted or made any claim or, to Sellers’ knowledge, threatened to assert or make any claim, for or with respect to any actual or alleged misrepresentation or breach of any warranty under or in connection with any of the Financing Agreements;

          (e) No Nonrecourse Lender has sought or, to Sellers’ knowledge, threatened to seek any indemnification or to exercise or to enforce any right to accelerate the payment of the Nonrecourse Debt;

          (f) As of the date hereof, no basis exists or, with the mere passage of time or the giving of notice or both notice and time will exist, that would give rise to any right for any Nonrecourse Lender to make or assert any claim for misrepresentation or breach of warranty by GTS, GTF or their Affiliates or, to Sellers’ knowledge, any other Person, under or in connection with any Nonrecourse Debt or that would give rise to any right of indemnification for any Nonrecourse Lender under any Nonrecourse Debt, any right for any Nonrecourse Lender to require the substitution, replacement or repurchase of the Equipment securing any Nonrecourse Debt or any right for any Nonrecourse Lender to accelerate the payment of the Nonrecourse Debt.

          (g) The Financing Agreements constitute the legal, valid and binding obligation of the parties thereto, enforceable in accordance with their terms, except as may be limited by: (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect that affect creditor’s rights generally; or (ii) equitable limitations on the availability of specific remedies; and

          (h) As of the date hereof and as of the Closing Date, there are no payment obligations due from GTS or GTF but unpaid under the Financing Agreements.

     3.15 Compliance with Laws. Except as set forth on Schedule 3.15, Sellers are, in all material respects, in compliance with all applicable Laws applicable to the business of Sellers, and Sellers are not in default with respect to any judgment, order, injunction, settlement agreement or decree of any Governmental Authority (it being understood that the representation contained in this Section 3.15 shall not apply to (a) Tax matters (as the sole and exclusive representations and warranties with respect to Tax matters are set forth in Section 3.7) or (b)

Equipment Leases (as the sole and exclusive representations and warranties with respect to Equipment Leases are set forth in Section 3.13)).

     3.16 Canadian Transferred Assets. To Sellers’ knowledge, none of the Equipment or the Obligors under any Equipment Leases forming part of the Canadian Transferred Assets are located outside of Canada. The Allocation Schedule accurately sets out the location of the Canadian Transferred Assets.

     3.17 Privacy Laws. Sellers have not and do not in the ordinary course of their business relating to the Equipment Leases collect, disclose or distribute personal information (as defined in the Personal Information Protection and Electronic Documents Act (Canada)).

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Purchasers, severally and not jointly, represent and warrant to Sellers as follows:

     4.1 Authority of Purchasers.

          (a) CIT USA is a corporation duly organized, validly existing and in good standing under the laws of Michigan, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. CIT USA has all requisite corporate power to enter into this Agreement and to carry out its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by CIT USA has been duly authorized by all necessary corporate action. This Agreement and the other Transaction Documents to which it is a party have been duly and validly executed and delivered by CIT USA and constitutes the legal, valid and binding obligation of CIT USA enforceable against CIT USA in accordance with their terms, except as may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect that affect creditors’ rights generally or (ii) equitable limitations on the availability of specific remedies.

          (b) CIT Canada is a corporation duly organized, validly existing under the laws of Ontario, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. CIT Canada has all requisite corporate power to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by CIT Canada has been duly authorized by all necessary corporate action. This Agreement and the other Transaction Documents to which it is a party has been duly and validly executed and delivered by CIT Canada and constitutes the legal, valid and binding obligation of CIT Canada enforceable against CIT Canada in accordance with their terms, except as may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect that affect creditors’ rights generally or (ii) legal or equitable limitations on the availability of specific remedies.

          (c) Consents and Approvals. Except for the Governmental Required Consents, the execution and delivery of this Agreement by Purchasers does not, and the consummation of the transactions contemplated hereby and performance by Purchasers of its obligations hereunder will not, violate or conflict with any provision of: (i) the Certificate and Articles of Incorporation (or Amalgamation, as the case may be) or by-laws of Purchasers; (ii) any material agreement, lease, instrument, mortgage, license or franchise to which Purchasers is a party or by which any of its properties is bound; or (iii) any Law applicable to Purchasers and which violation or conflict would reasonably be expected to have a material adverse effect on the financial condition of Purchasers. The failure of any Person not a party hereto to authorize or approve this Agreement or the transactions contemplated hereby will not give any Person a right to enjoin, rescind or otherwise prevent or impede the purchase or assumption, as applicable, of the Transferred Assets or the Assumed Obligations by Purchasers in accordance with the terms of this Agreement or to obtain damages from, or any other judicial relief against, any Seller or Purchasers as a result of any transactions carried out in accordance with the provisions of this Agreement.

     4.2 Brokers, Etc. No broker or investment banker acting on behalf of Purchasers is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

     4.3 Financing. Purchasers have all necessary financial resources available to consummate the transactions contemplated hereby.

     4.4 Independent Investigation. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations, warranties, covenants and obligations of Sellers set forth in this Agreement, Purchasers has relied solely on its own independent investigation, analysis and evaluation of the Transferred Assets, the Assumed Obligations and Unassigned Contracts (including Purchasers’ own estimate and appraisal of the value of the Transferred Assets, the Assumed Obligations and Unassigned Contracts). Purchasers confirms to Sellers that Purchasers is sophisticated and knowledgeable in the business of equipment leasing and is capable of evaluating the matters set forth above.

ARTICLE 5.

COVENANTS

     5.1 Commercially Reasonable Efforts; Regulatory Approvals; Third Party Consents.

          (a) On the terms and subject to the conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Closing to occur, including taking all commercially reasonable actions necessary (i) to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing and (ii) to obtain each Governmental Required Consent and each other consent of, and filing with, a

Governmental Authority, which if not obtained or made is reasonably likely to have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

          (b) In furtherance and not limitation of the provisions of Section 5.1(a), Sellers and Purchasers shall cooperate with each other with respect to obtaining the Governmental Required Consents. Purchasers and Sellers shall (i) furnish to the other such necessary information and reasonable assistance as the other may require in connection with its preparation of any notification, filing, submission or further documentation or evidence that is necessary in obtaining Governmental Required Consents and (ii) promptly disclose to the other all correspondence received from or sent to any relevant Governmental Authority in connection herewith and shall keep the other fully informed of any other related communication in whatever form with any of the relevant Governmental Authorities. Purchasers and Sellers shall comply promptly with any inquiry or request for additional information from any relevant Governmental Authority in connection herewith and shall promptly provide any supplemental information requested in connection with the notifications, filings and/or submissions made hereunder for the purposes of obtaining the Governmental Required Consents.

          (c) In furtherance of and not in limitation of the provisions of Section 5.1(a) and (b):

               (i) Each of GTS and Purchasers shall, as promptly as practicable, but in no event later than five Business Days following the execution and delivery of this Agreement, file, if applicable, with the United States Federal Trade Commission and the United States Department of Justice the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act

               (ii) Purchasers and GTF shall, as promptly as practicable, but in no event later than seven Business Days following the execution and delivery of this Agreement prepare and provide submissions to the Commissioner of Competition, including an application for an Advance Ruling Certificate and promptly furnish any additional information requested under the Competition Act. In addition, if requested by Purchasers, GTF or the Commissioner of Competition, Purchasers and GTF will file a short-form or long-form pre-merger notification pursuant to the Competition Act.

               (iii) Purchasers shall, if applicable, as promptly as practicable after the Closing Date, but in no event later than ten days following the Closing Date, prepare and provide notice to Industry Canada, in prescribed form, of the completion of the transactions contemplated by this Agreement. GTF shall provide such reasonable assistance as may be required in preparation of such notice.

          (d) Contract Consents. (i) General. Immediately after execution of this Agreement and prior to and after the Closing, each Seller shall, and shall cause its Affiliates to, use its commercially reasonable efforts (at its own cost and expense, except as specifically provided in this Section 5.1(d)) to obtain, and Purchasers shall consult and cooperate with Sellers in Sellers’ obtaining, all consents and waivers from third parties to the extent such consents or waivers are required in respect of any Contracts with Sellers, including in respect of any Equipment Leases and Financing Agreements, in connection with entering into this Agreement or the consummation of the transactions contemplated hereby (the “Required Consents”); provided, that, except as specifically provided in this Section 5.1(d), neither party hereto shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Required Consent may be required. Purchasers acknowledge that Required Consents may be required from parties to Contracts listed on Schedule 3.4, including parties to Equipment Leases and Financing Agreements, and that all such Required Consents have not been obtained and may not be obtained. Other than in connection with a breach of this Section 5.1(d) or as provided in the Equipment Lease Subservicing Agreement, neither Sellers nor GFC shall have any liability whatsoever to Purchasers arising out of or relating to the failure to obtain any Required Consents in respect of such Contracts. Other than in connection with a breach of this Section 5.1(d), Purchasers acknowledge that no representation, warranty or covenant of a Seller or GFC contained herein shall be breached or deemed breached, and, except as specifically provided in Section 6.6, no condition shall be deemed not satisfied, as a result of (A) the failure to obtain any such Required Consents under the Contracts listed on Schedule 3.4, or (B) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Required Consents under the Contracts listed on Schedule 3.4. If a Required Consent is required under a Contract listed on Schedule 3.4 but is not obtained prior to the Closing or if an attempted assignment of a Contract is ineffective for any other reason (any such Contract being an “Unassigned Contract”), then after the Closing, except for the Recourse Debt as is provided in clause (v) below, the applicable Seller shall continue to use its commercially reasonable efforts to obtain, and Purchasers shall continue to consult with and cooperate with Sellers in obtaining, such Required Consent or otherwise procure an effective assignment of such Unassigned Contract. With respect to Unassigned Contracts (other than the Equipment Leases, the Financing Agreements and the Recourse Debt), pending the obtaining of such Required Consent or the procurement of such assignment, the applicable Seller shall implement an arrangement reasonably satisfactory to the applicable Purchaser to provide such Purchaser with the rights and benefits of such Unassigned Contract (including an arrangement to provide the applicable Purchaser with the amounts collected under such Unassigned Contract) so long as such Purchaser, at its sole cost and expense, accepts the burdens and performs the obligations under such Unassigned Contract as a subcontractor of the applicable Seller. If, with respect to any such Unassigned Contract, including the Equipment Leases (and the interests in Equipment related thereto) and the Financing Agreements, the applicable Required Consent is obtained or an effective assignment reasonably satisfactory to the applicable Purchaser can otherwise be made following the Closing, the applicable Seller shall as soon as reasonably practicable assign to the applicable Purchaser all of its right, title and interest in and to such Unassigned Contract, and the applicable Purchaser shall assume and perform all liabilities and the obligations arising thereunder after the date of such Required Consent, at which time such Unassigned Contract (and the interests in Equipment related thereto) shall be deemed a Transferred Asset, without the payment of further consideration (except for the amounts set forth in Sections 2.5 and 2.7, if applicable) and the obligations so assumed thereunder shall be deemed Assumed Obligations.

               (ii) Equipment Leases. Immediately after execution of this Agreement and prior to and after the Closing, each Seller shall, and shall cause its Affiliates to, use its commercially reasonable efforts (at its own cost and expense) to obtain, and Purchasers shall consult and cooperate with Sellers in Sellers obtaining, all Required Consents with respect to the Equipment Leases listed on Schedule 3.4. If any such Equipment Leases are Unassigned Contracts as of the Closing Date, Sellers and Purchasers shall, in addition to the actions described in clause (i) above, enter into an Equipment Lease Subservicing Agreement in substantially the form attached hereto as Exhibit E (the “Equipment Lease Subservicing Agreement”), pursuant to which: (A) the applicable Purchaser shall, as a subservicer for the applicable Seller, bill and post collections on Equipment Leases that are Unassigned Contracts, administer any and all extensions, terminations, renewals or rewrites of, or any other amendments or modifications with respect to, such Equipment Leases, administer and monitor the delivery, maintenance and return of the related Equipment and all tax payments and insurance with respect to such Equipment, engage or cause its agent to engage in the sale, lease or other disposal of any such Equipment that is repossessed or returned, including inspections thereof, and service and administer all other matters arising under the related Equipment Lease Transactions (collectively, the “Equipment Lease Services”); and (B) the applicable Seller shall compensate the applicable Purchaser for its services in the Equipment Lease Subservicing Agreement (the “Subservicing Fee”) as set forth in the Equipment Lease Subservicing Agreement.

               (iii) Nonrecourse Debt. With respect to the Nonrecourse Debt (other than the Carneros Trust I and Carneros Trust II Financing Documents and other than with respect to the Excluded Leases) listed on Schedule 3.4 for which a Required Consent is required, immediately after execution of this Agreement and prior to and after the Closing each Seller shall, and shall cause its Affiliates to, use its commercially reasonable efforts (at its own cost and expense, except as set forth in clause (A) below) to take, and Purchasers shall consult and cooperate with Sellers in Sellers taking, the following actions: (A) requesting that all amounts owing by the applicable Seller under such Nonrecourse Debt be prepaid, provided that any prepayment amount of principal plus accrued interest (and any premium or charge associated with such prepayment amount if agreed to in writing by the applicable Purchaser in its sole and absolute discretion) shall be paid by the applicable Purchaser on or after the Closing Date; and (B) if such Nonrecourse Debt is not prepaid, obtaining all Required Consents with respect to such Nonrecourse Debt. If any such Nonrecourse Debt (other than Event of Default Debt) is not prepaid on the Closing Date and becomes an Unassigned Contract, the applicable Seller shall, pursuant to the term and conditions of this Agreement, assign to the applicable Purchaser the Equipment Leases subject to the Lien of such Nonrecourse Lender as provided in Section 2.1(a) and Sellers and Purchasers shall, in addition to the actions described in clause (i) above, provide in the Equipment Lease Subservicing Agreement with respect to the Equipment Leases and Equipment Lease Transactions relating to such Nonrecourse Debt, that (y) the applicable Purchaser shall provide the applicable Equipment Lease Services to and for the benefit of the applicable Nonrecourse Lender with respect to the Equipment Leases securing such Nonrecourse Debt, and (z) the applicable Purchaser shall pass through to or on behalf of the applicable Seller all payments received from Obligors under the applicable Equipment Leases that are payable to the Nonrecourse Lenders under such Nonrecourse Debt on or before the date specified for such payments in the applicable Nonrecourse Debt, and shall provide such other administrative services to the Nonrecourse Lender on behalf of the applicable Seller with respect to such Nonrecourse Debt as shall be set forth in such Equipment Lease Subservicing Agreement. If any Event of Default Debt is not prepaid and becomes an Unassigned Contract, Sellers shall retain and shall not assign such Event of Default Debt or the Equipment Leases related thereto unless, within 90 days after the Closing Date, such Event of Default Debt is prepaid or the Required Consent is obtained, in which case such Event of Default Debt and the Equipment Leases related thereto shall be assigned to Purchasers pursuant to Section 2.7(d).

               (iv) Carneros Trust I and Carneros Trust II Financing Documents. With respect to the Carneros Trust I and Carneros Trust II Financing Documents, prior to the Closing GTS shall, and shall cause its Affiliates to, use its commercially reasonable efforts (at its own cost and expense, except as set forth in clauses (A) and (B) below) to take, and Purchasers shall consult and cooperate with GTS in GTS taking the following actions: (A) with respect to the Required Consents by the owner-lessor (the “Head Lessor”) under the Carneros Master Lease Agreements, requesting that the Head Lessor’s interest in the Carneros Master Lease Agreements be prepaid for an amount equal to the present value of the early buyout option prices under Section 29 thereof plus the present value of the rental payments under the Carneros Master Lease Agreements to the early buy-out dates, provided that such prepayment amount (including any premium or charge associated with such prepayment amount, if agreed to in writing by the applicable Purchaser in its sole and absolute discretion) shall be paid by the applicable Purchaser; and (B) with respect to the Required Consents by the lenders under the Nonrecourse Debt represented by the Master Security Agreements that are a part of the Carneros Trust I and Carneros Trust II Financing Documents and assuming that the Head Lessor consents to prepayment as described in clause (A) above, prepaying such Nonrecourse Debt pursuant to Section 7(a) thereof, provided that the applicable Purchaser shall pay the remaining amounts due plus any prepayment fee set forth therein. If the Head Lessor does not consent to prepayment as described in clause (A) above, Sellers shall retain and shall not assign the Carneros Subleases unless, within 90 days after the Closing Date, the Head Lessor does consent to such prepayment, in which case the Carneros Sublease shall be assigned to the applicable Purchaser pursuant to Section 2.7(d).

               (v) Recourse Debt. With respect to the Recourse Debt, (A) GTS shall use its commercially reasonable efforts to prepay the Recourse Debt in accordance with Section 4.02 thereof, provided that GTS shall not be required to pay a prepayment premium or charge thereunder, and (B) if GTS cannot prepay the Recourse Debt as described in clause (A) on or prior to the Closing Date, Sellers shall retain and shall not assign such Recourse Debt or the Equipment Leases related thereto unless, within 90 days after the Closing Date, such Recourse Debt is prepaid, in which case the Equipment Leases related to such Recourse Debt shall be assigned to Purchasers pursuant to Section 2.7(d).

     5.2 Pre-Closing Access to Information. Commencing forthwith after the execution and delivery of this Agreement and continuing up to and including the Closing, subject to any applicable legal restrictions, Sellers shall afford Purchasers and its counsel, accountants and other authorized representatives, upon reasonable prior notice, reasonable access during normal business hours (when accompanied by an authorized representative of Sellers) to the premises, properties, personnel, books and records of Sellers, to the extent related to the Transferred Assets, the Assumed Obligations or in connection with Purchasers’ interviewing and making offers of employment to employees of Sellers under this Agreement and as appropriate to prepare for the Transition Services Agreement, so long as such access does not unreasonably disrupt the normal operations of Sellers and, during such period, shall furnish reasonably promptly to Purchasers such information as Purchasers may reasonably request.

     5.3 Operation of Business Prior to Closing. Prior to the Closing Date, except as set forth on Schedule 5.3 or as otherwise contemplated by this Agreement and except for changes that, notwithstanding Sellers’ commercially reasonable efforts to mitigate the effect of such changes, result from the announcement of this Agreement, GTS and GTF shall operate in the ordinary course of business consistent with past practices in all material respects, and shall not, without the prior written consent of Purchasers (which shall not be unreasonably withheld or delayed), (a) other than pursuant to actions taken that affect employees of Sellers and their Affiliates generally and are not specifically directed at employees of Sellers, (i) increase the compensation of any Hired Employee other than in the ordinary course of business or as required by any agreement or by-law in effect on the date of this Agreement, (ii) adopt any new employee benefit plan or materially amend any existing employee benefit plan relating to a Hired Employee other than to reflect changes in Law and plan administration or other than in the ordinary course of business and consistent with past practices or (iii) enter into any new employment or consulting agreement relating to a Hired Employee for which the aggregate consideration to be paid is greater than $200,000 and (b) operate their businesses in a manner that is inconsistent with Schedule 5.3.

     5.4 Confidentiality.

          (a) Purchasers acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement. Within two Business Days of the date of this Agreement, Purchasers agree to deliver to Sellers a duly executed amendment to the Confidentiality Agreement providing that the term of the confidentiality obligations under the Confidentiality Agreement is three years. Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Transferred Assets and the Assumed Obligations; provided, that Purchasers acknowledge that any and all other information provided to it by any Seller or any of their Affiliates or representatives concerning any Seller or any of their Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

          (b) At all times from and after the Closing Date, Sellers shall keep secret and maintain in confidence, and shall not use for their benefit or for the benefit of others, any confidential or proprietary information relating to the Transferred Assets or the Assumed Obligations, other than any of such information that is in the public domain (unless any of such information is in the public domain in whole or in part due to action or inaction of Sellers). The foregoing shall not prohibit (i) use of such information (1) as is required by Law, (2) as is necessary to prepare Tax Returns (including Tax Returns of Sellers or of any of their Affiliates) or other filings with Governmental Authorities or to defend or object to any reassessment of Taxes, (3) as is necessary for Sellers (or their representatives) to prepare and disclose, as may be required, accounting statements or (4) to assert or protect any rights of any Seller hereunder or under any applicable Law or (ii) disclosing to any and all Persons, without limitation of any kind, the U.S. or Canadian federal, provincial and state tax treatment and tax structure (tax structure shall mean any fact that may be relevant to understanding the U.S. or Canadian federal, provincial or state tax treatment of the transaction) contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Sellers relating to such tax treatment and tax structure.

     5.5 Employee Matters.

          (a) U.S. Employees.

               (i) At least seven Business Days prior to the Closing, CIT USA shall offer employment, to be effective as of the Closing Date, to such employees of GTS (whether or not active) as CIT USA shall identify in writing to GTS at least fifteen (15) Business Days prior to the Closing Date. All such employees who accept employment with CIT USA as of the Closing Date shall be referred to as “GTS Hired Employees” and all employees of GTS who are not GTS Hired Employees as of the Closing Date shall be referred to as “Non-Hired GTS Employees.” Except as provided in Sections 5.15 and 5.16, the terms and conditions of such employment by CIT USA, including the wages, salary, vacation, holiday, paid leaves, location of employment and the level of required travel, shall be on such terms and conditions as CIT USA may determine. Purchasers shall provide appropriate information to affected employees concerning such terms and conditions of such employment at the time Purchasers extend such employment offers, and Purchasers and Sellers shall cooperate in providing Purchasers the opportunity to communicate such offers to affected employees.

               (ii) Effective from and after the Closing, the GTS Hired Employees shall be given credit for all purposes under the employee benefit plans, programs, policies and arrangements maintained from time to time by Purchasers or its Affiliates concerning GTS Hired Employees, for such employees’ service with GTS and its Affiliates and predecessors for purposes of eligibility and vesting under such plans (but not for purposes of Benefit Service or Early Retirement as defined in the CIT Group, Inc. Retirement Plan, or for purposes of determining years of Continuous CIT Service under the retiree medical and life insurance plans) to the extent that such service was taken into account under a corresponding GTS benefit plan as of the Closing Date. If applicable, Purchasers shall (A) cause any preexisting condition, restrictions or waiting period under the Purchasers’ plans to be waived (to the extent satisfied or waived under Sellers’ applicable plans) and (B) honor any deductible and out-of-pocket expenses incurred by GTS Hired Employees and their dependents under Sellers’ plan during the portion of the calendar year preceding the Closing Date.

          (b) Canadian Employees.

               (i) At least seven Business Days prior to the Closing, CIT Canada shall offer employment, to be effective as of the Closing Date, to such employees of GTF (whether or not active) as CIT Canada shall identify in writing to GTF at least 15 Business Days prior to the Closing Date. All such employees who accept employment with CIT Canada as of the Closing Date shall be referred to as “Canadian Hired Employees” and all employees of GTF who are not Canadian Hired Employees as of the Closing Date shall be referred to as “Non-Hired Canadian Employees.” The terms and conditions of such employment by CIT Canada, including the wages, salary, vacation, holiday, paid leaves, location of employment and the level of required travel, shall be on such terms and conditions as CIT Canada may determine. Purchasers shall provide appropriate information to affected employees concerning such terms and conditions of such employment at the time Purchasers extends such employment offers, and Purchasers and Sellers shall cooperate in providing Purchasers the opportunity to communicate such offers to affected employees.

               (ii) Effective from and after the Closing, the Canadian Hired Employees shall be given credit for all purposes under applicable employee benefit plans, programs, policies and arrangements maintained from time to time by Purchasers or its Affiliates, for such employees’ service with GTF and its Affiliates and predecessors to the same extent and for the same purposes that such service was taken into account under a corresponding GTF benefit plan as of the Closing Date.

               (iii) GTS shall be responsible for all liabilities or obligations arising under applicable law to Canadian employees who are not offered employment by CIT Canada, whether such obligations arise pursuant to statute, contract or otherwise.

     5.6 Compliance with WARN. At least 15 Business Days prior to the Closing Date, GTS shall issue notices as required by WARN to all employees who have not been identified by CIT USA as receiving an offer of employment. GTS shall be liable to all Non-Hired GTS Employees and Purchaser shall be liable to all GTS Hired Employees for termination by Purchaser subsequent to the Closing with regard to WARN or similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff.

     5.7 Use of GATX Name.

          (a) Immediately subsequent to the Closing, Purchasers shall use their commercially reasonable efforts to cause the Hired Employees and any of its other employees to cease using the GATX name or any derivative thereof in any way. Without limiting the foregoing, as promptly as practicable subsequent to the Closing, Purchasers shall use their commercially reasonable efforts to remove the GATX name, any derivative thereof and any logo related thereto from any Transferred Assets or Assumed Obligations or other objects on which such name appears. Notwithstanding the foregoing, within three months of the Closing, Purchasers shall not use the GATX name or any derivative thereof in any way.

          (b) Notwithstanding Section 5.7(a), from and after the Closing Date, Purchasers shall only use forms of master leases, schedules, supplements, riders and addenda, whether related to Equipment Leases entered into before or after the Closing, that do not contain the GATX name, any derivative thereof or any logo related thereto, and which do not impose any liability on or otherwise obligate GTS or GTF. Notwithstanding Section 5.7(a), if at any time after the Closing Purchasers renew, amend, supplement or otherwise modify in any way any master equipment lease agreement entered into prior to the Closing Purchasers shall, in connection with such renewal, amendment, supplement or modification, ensure that the master equipment lease agreement reflects the names of Purchasers and ceases to refer to “GATX” in any way.

     5.8 Records; Post-Closing Access to Information.

          (a) Notwithstanding anything to the contrary contained in this Agreement, Sellers may retain all (i) original agreements, documents, books, records and files (collectively, “Records”) prepared in connection with the transactions contemplated hereby, including bids received from other parties and analyses relating to Sellers, the Transferred Assets or the Assumed Obligations and (ii) Tax Returns.

          (b) Subject to Section 10.1, Purchasers shall preserve and retain, and shall cause their Affiliates in accordance with the document retention policy of Purchasers, as amended from time to time, to preserve and retain, all Records (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the Transferred Assets or the Assumed Obligations prior to the Closing Date.

          (c) Subject to Section 10.1, from and after the Closing Date, Purchasers shall, and shall cause its Affiliates to, afford Sellers and their respective counsel, accountants and other authorized representatives, with five Business Days’ prior notice, reasonable access during normal business hours to the respective premises, properties, personnel, books and records related to the Transferred Assets, Assumed Obligations and Hired Employees and any other assets or information that Sellers reasonably deem necessary, including in connection with the preparation of the Closing Balance Sheet and any report or Tax Return required to be filed by Sellers under applicable Law (but so as not to unduly disrupt the normal course of operations of Purchasers), including preparing or defending any Tax Return and any interim or annual report or other accounting statements.

          (d) If and for so long as any party hereto is contesting or defending against any third-party charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Transferred Assets, each other party hereto shall (x) fully cooperate with it and its counsel in, and assist it and its counsel with, the contest or defense, (y) make available its personnel (including for purposes of fact finding, consultation, interviews, depositions and, if required, as witnesses), and (z) provide such information, testimony and access to its books and records, in each case as shall be reasonably requested in connection with the contest or defense, all at the sole cost and expense (not including employee compensation and benefits costs) of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article 9). For the avoidance of doubt, this Section 5.8(d) shall not apply with respect to disputes between the parties hereto.

          (e) If requested by Sellers, Purchaser shall, upon reasonable advance notice, make available to (a) El Camino Resources Ltd., a California corporation (“El Camino”) and (b) the accounting firm, if any, engaged to resolve any dispute between GTS and El Camino, commercially reasonable access, but so as not to unduly disrupt the normal course of operations of Purchasers, to (i) Hired Employees to provide information and (ii) the accounts and records contained in the Equipment Lease Files, in each case related to that certain securitization deferred contingent payment that may be owed by GTS to El Camino pursuant to that certain

Asset Purchase Agreement, dated January 12, 2001, by and between El Camino, certain Affiliates of El Camino and GTS.

     5.9 March 31st Balance Sheet. As soon as reasonably practicable after the date hereof (and in any event at least five Business Days prior to Closing), Sellers shall deliver to Purchasers an unaudited, consolidated balance sheet of GTS and GTF as of March 31, 2004 (the “March 31st Balance Sheet”). The March 31st Balance Sheet (a) shall be prepared in accordance with the GTS Accounting Principles and (b) shall have the same line items as set forth in the Pro Forma Balance Sheet, except that, without duplication, it shall not include the loan loss allowance line item but shall include the following line items: Bankruptcy Amount, Event of Default Lease Amount, Recourse Debt Lease Amount, Carneros Sublease Amount, Sales Agency Lease Amount, Net Loan Loss Allowance Amount, Bankruptcy Lease Loan Loss Allowance Amount, Event of Default Lease Loan Loss Allowance Amount, Recourse Debt Lease Loan Loss Allowance Amount, Carneros Sublease Loan Loss Allowance Amount and Sales Agency Lease Loan Loss Allowance Amount (it being understood that if a particular Equipment Lease is both a Bankruptcy Lease and another type of Equipment Lease hereunder, such Equipment Lease shall be treated only as a Bankruptcy Lease for purposes of the March 31st Balance Sheet).

     5.10 Post-Closing Collections; Right of Subrogation. If, subsequent to the Closing, Purchasers or any of their Affiliates receive any amounts due with respect to the Accounts Receivable, the Excluded Leases or any other Excluded Asset, Purchasers shall, or shall cause their Affiliates to, as soon as reasonably practicable, remit to Sellers any such amounts so received; provided, that, if Purchasers or any of their Affiliates receive any amounts from a Person who is an obligor to both Purchasers and Sellers that are not clearly identified as being for the account of Purchasers or Sellers and Purchasers remain unable after their ordinary course accounts receivable and reconciliation procedures, to determine the account against which such amount was paid (the “Purchasers Unidentified Amounts”), then Purchasers shall remit to Sellers an amount equal to the Purchasers Unidentified Amounts so received, times the product of (a) the aggregate amount owed to Sellers from such obligor, divided by (b) the aggregate amount owed to Purchasers (or any of their Affiliates) and Sellers from such obligor. At the Closing, Sellers shall become subrogated to all of Purchasers’ rights under the Equipment Leases that are necessary for Sellers to pursue collection, at Sellers’ sole cost and expense, of the Accounts Receivable.

     5.11 Parent Guarantees. Purchasers shall cooperate with Sellers and use their commercially reasonable efforts to obtain a full and unconditional release of the Parent Guarantees listed on the Nonrecourse Debt portion of Schedule 1.1(d); provided, that, notwithstanding the foregoing, if required by a Nonrecourse Lender in connection with the assumption of the related Nonrecourse Debt by a Purchaser, such Purchaser (or one of its Affiliates) shall agree to enter into a replacement guaranty for any Parent Guaranty that relates to such Nonrecourse Debt so long as the terms of such replacement guaranty being requested by the Nonrecourse Lender are not materially and adversely different from the current terms of the corresponding Parent Guarantee listed on the Nonrecourse Debt portion of Schedule 1.1(d).

     5.12 Insurance. Purchasers acknowledge that (a) the coverage of Sellers, as related to the Transferred Assets, Assumed Obligations or Hired Employees, for the period after the

Closing under all of the insurance policies maintained by Sellers or any of their Affiliates prior to such Closing shall be terminated effective as of the Closing Date with respect to the Transferred Assets, Assumed Obligations or Hired Employees and (b) upon such termination, the Transferred Assets, Assumed Obligations or Hired Employees shall cease to be covered under such policies with respect to the period after Closing and shall have to obtain replacement coverage for such period.

     5.13 Intentionally Left Blank.

     5.14 Payments and Equipment Received by Sellers. In addition to their obligations under the Transition Services Agreement and excluding any amounts received in connection with Excluded Assets, if Sellers or any of their Affiliates receive after the Closing any rental, lease or any other payments or fees or other amounts due with respect to any Equipment Lease or if any Equipment with respect to any Equipment Lease is delivered after the Closing to Sellers or any of their Affiliates or any such entity otherwise obtains control thereof after the Closing, Sellers shall or shall cause their Affiliates to hold the same in trust for the benefit of Purchasers and shall forthwith pay and deliver the same, in the form received, to Purchasers; provided, that, if Sellers or any of their Affiliates receive any amounts from a Person who is an obligor of both Purchasers and Sellers that are not clearly identified as being for the account of Sellers or Purchasers and Sellers remain unable after their ordinary course accounts receivable and reconciliation procedures, to determine the account against which such amount was paid (the “Sellers Unidentified Amounts”), then Sellers shall remit to Purchasers an amount equal to the Sellers Unidentified Amounts so received, times the product of (a) the aggregate amount owed to Purchasers from such obligor, divided by (b) the aggregate amount owed to Sellers (or any of their Affiliates) and Purchasers from such obligor. At the Closing, Purchasers shall become subrogated to all of Sellers’ rights under the Equipment Leases that are necessary for Purchasers to pursue collection, at Purchasers’ sole cost and expense, of the accounts receivable relating to any such Sellers Unidentified Amounts.

     5.15 Salespersons. It is the intention of Purchasers to interview all Salespersons and to make offers of employment as deemed appropriate by Purchasers, which Purchasers anticipate will be made to approximately 15 to 20 Salespersons. All such offers made by Purchasers shall provide that, with respect to each Salesperson’s book of business that exists as of the Closing, such Salesperson shall receive commissions on his or her existing book of business as set forth in Section 5.16. For purposes of this Agreement, “existing book of business” means the Equipment Leases that exists as of the Closing and are acquired by Purchaser pursuant to Section 2.1(a) or Section 2.7(d).

     5.16 Sales Commission Plans. Each Salesperson who becomes a Hired Employee pursuant to Section 5.15 (the “Hired Salespersons”) shall be provided a commission plan by Purchasers with respect to such Salesperson’s existing book of business that provides such Hired Salesperson essentially the same economics as would have been received by such Hired Salesperson under the Sales Commission Plans, determined by such Hired Salesperson’s (a) basis in the applicable Equipment Leases as reflected under the heading “Grown Equity (Basis-EOT)“on Exhibit B to Schedule 2.5(b)(xxi), (b) commission rates as set forth in the Sales Commission Plans and (c) payments at substantially the same time as under the Sales Commission Plans (it being understood that monthly or quarterly payments shall be deemed to be substantially the same) and Purchasers shall modify or amend, and at all relevant times keep in effect, its existing sales commissions plans to affect the terms and conditions of such offer as described herein.

ARTICLE 6.

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASERS

     The obligation of Purchasers to consummate the transactions contemplated hereby is, at the option of Purchasers, subject to satisfaction of each of the following conditions precedent on or before the Closing Date:

     6.1 Warranties True As of Both Present Date and Closing Date. The representations and warranties of Sellers and GFC contained herein shall have been accurate, true and correct in all material respects on and as of the date hereof, and, except to the extent that any such representation or warranty is made solely as of the date hereof or as of another date earlier than the Closing Date, shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Sellers and GFC on and as of the Closing Date.

     6.2 Compliance with Agreements and Covenants. Each Seller and GFC shall have in all material respects performed and complied with all of its covenants and obligations contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

     6.3 Competition Law. (a) The waiting period, if applicable, under the HSR Act shall have expired or been terminated and (b) Competition Act Compliance shall have been obtained.

     6.4 Injunctions. No court or other Governmental Authority shall have issued an order, decree or ruling which shall then be in effect enjoining, restraining or prohibiting the completion of the transactions contemplated hereby and no suit, action or proceeding shall have been instituted by a Governmental Authority with at least a reasonable possibility of success seeking to enjoin, restrain, prohibit, or otherwise challenge the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by this Agreement, and no Government Authority shall have notified Purchasers or Sellers in writing that this Agreement or the consummation of the transactions contemplated by this Agreement, this Agreement would in any manner constitute a violation of any law, rule, or regulation and that it intends to commence any suit, action, or proceeding to restrain, enjoin or prohibit the transaction contemplated by this Agreement.

     6.5 Laws. There shall not be any statute, rule or regulation, restraining, enjoining, or prohibiting the consummation of the transaction contemplated by this Agreement.

     6.6 Consents. Sellers shall have received Required Consents from Nonrecourse Lenders holding at least 69.09% of the aggregate amount of Nonrecourse Debt outstanding as of the Closing, other than Nonrecourse Debt associated with Excluded Leases.

     6.7 Certificate. Purchasers shall have received a certificate from each Seller and GFC signed on behalf of such Seller or GFC, as applicable, by an authorized officer of such Seller or GFC, as applicable, with respect to itself to the effect set forth in Sections 6.1 and 6.2.

     6.8 Deliveries by Sellers and GFC. Sellers and GFC shall have effected the deliveries required pursuant to Section 2.9.

ARTICLE 7.

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS AND GFC

     The obligation of Sellers and GFC to consummate the transactions contemplated hereby is at the option of Sellers and GFC, subject to the satisfaction of each of the following conditions precedent on or before the Closing Date:

     7.1 Warranties True as of Both Present Date and Closing Date. The representations and warranties of Purchasers contained herein shall have been accurate, true and correct in all material respects on and as of the date hereof, and shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Purchasers on and as of the Closing Date.

     7.2 Compliance with Agreements and Covenants. Purchasers shall in all material respects have performed and complied with all of its covenants and obligations contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

     7.3 Competition Law. (a) The waiting period, if applicable, under the HSR Act shall have expired or been terminated and (b) Competition Act Compliance shall have been obtained.

     7.4 Injunctions. No court or other Governmental Authority shall have issued an order, decree or ruling which shall then be in effect enjoining, restraining or prohibiting the completion of the transactions contemplated hereby and no suit, action or proceeding shall have been instituted by a Governmental Authority with at least a reasonable possibility of success seeking to enjoin, restrain, prohibit or otherwise challenge the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by this Agreement, and no Government Authority shall have notified Purchasers or Sellers in writing that this Agreement or the consummation of the transactions contemplated by this Agreement would in any manner constitute a violation of any law, rule or regulation and that it intends to commence any suit, action, or proceeding to restrain, enjoin or prohibit the transactions contemplated by this Agreement.

     7.5 Laws. There shall not be any statute, rule, or regulation, restraining, enjoining, or prohibiting the consummation of the transaction contemplated by this Agreement.

     7.6 Certificate. Sellers shall have received a certificate from each Purchaser signed on behalf of such Purchaser by an authorized officer of such Purchaser with respect to itself to the effect set forth in Sections 7.1 and 7.2.

     7.7 GFC Credit Agreements. GFC shall have received all consents required under the terms of the GFC Credit Agreements in order to consummate the transactions contemplated hereby.

     7.8 Deliveries by Purchasers. Purchasers shall have effected the deliveries required pursuant to Section 2.10.

ARTICLE 8.

TERMINATION

     8.1 Termination. This Agreement shall terminate:

          (a) upon the mutual written agreement of Sellers and Purchasers;

          (b) upon written notice from Purchasers to Sellers if (i) any of the conditions precedent set forth in Article 6 shall have become incapable of fulfillment (and shall not have been waived by Purchasers) or (ii) each of the conditions precedent set forth in Article 6 shall not have been satisfied on or before July 31, 2004, so long as, in the case of clauses (i) and (ii), Purchasers is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

          (c) upon written notice from Sellers to Purchasers if (i) any of the conditions precedent set forth in Article 7 shall have become incapable of fulfillment (and shall not have been waived by Sellers) or (ii) each of the conditions precedent set forth in Article 7 has not been satisfied on or before July 31, 2004 so long as, in the case of clauses (i) and (ii), neither any Seller nor GFC is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

     8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, the transactions contemplated hereby shall be abandoned without any further action by the parties hereto, all applications, filings and other submissions shall, if possible, be promptly withdrawn and all further obligations of the parties under this Agreement shall become null and void and of no further force or effect, except that (i) Section 11.1, 11.7, 11.10 and 11.15 shall survive and (ii) if this Agreement is terminated by a party because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of another party’s material failure to comply with its representations, warranties, covenants, agreements or obligations under this Agreement, the terminating party’s right to pursue all legal and equitable remedies (including, if applicable, specific performance) shall survive such termination unimpaired and the party that is in material breach of any of its representations, warranties, covenants, agreements or obligations shall reimburse the terminating party for its reasonable fees of attorneys, accountants and other third-party agents and representatives, incurred in connection with this Agreement and the transactions contemplated hereby. The obligations of the parties under the Confidentiality Agreement shall survive, and continue in full force and effect, after this Agreement in accordance with the terms and conditions of the Confidentiality Agreement.

ARTICLE 9.

SURVIVAL AND INDEMNIFICATION

     9.1 Survival. The representations and warranties of the parties hereto contained herein shall survive the Closing for a period of 18 months, except that (a) Lease and Financing Warranties shall survive for three years, (b) Tax Warranties in respect of a particular Tax shall survive until the Tax Statute of Limitations Date for such Tax and (c) Title and Authorization Warranties shall survive forever. Neither any Purchaser, any Seller nor GFC shall have any liability with respect to claims first asserted in connection with any representation or warranty after the survival period specified therefor in this Section 9.1.

     9.2 Indemnification by Sellers and GFC. Subject to the following sentence and Section 9.4, each Seller and GFC agrees to indemnify Purchasers, their Affiliates and their respective officers, directors, employees, successors and permitted assigns (the “Purchaser Indemnified Parties”) after the Closing against and in respect of, and agree to hold the Purchaser Indemnified Parties harmless from, any and all Losses asserted against, imposed on, incurred by or suffered by any Purchaser Indemnified Party arising out of or resulting from any of the following:

          (a) any breach of or any inaccuracy in any representation or warranty made by such Seller or GFC in this Agreement or any Article 9 Transaction Document delivered by such Seller or GFC at the Closing or pursuant to Section 2.7(d); provided that neither any Seller nor GFC shall have any liability under this Section 9.2(a) for any breach of or inaccuracy in any representation or warranty unless (i) in the case of all representations and warranties, except for Lease and Financing Warranties, Tax Warranties and Title and Authorization Warranties, a notice of the Purchaser Indemnified Party’s claim is given to such Seller or GFC, as applicable, not later than 5:30 p.m. Chicago time on the 18-month anniversary of the Closing Date, (ii) in the case of Lease and Financing Warranties, a notice of the Purchaser Indemnified Party’s claim is given to such Seller not later than 5:30 p.m. Chicago time on the third anniversary of the Closing Date, (iii) in the case of Tax Warranties, a notice of the Purchaser Indemnified Party’s claim is given to such Seller not later than 5:30 p.m. Chicago time on the Tax Statute of Limitations Date for the particular Tax in question and (iv) in the case of Title and Authorization Warranties, a notice of the Purchaser Indemnified Party’s claim is given to such Seller at any time in the future;

          (b) any breach of or failure by (excluding any breach or inaccuracy covered by Section 9.2(a) above) such Seller or GFC to perform any agreement, covenant, obligation or undertaking of such Seller or GFC set out in this Agreement or any Article 9 Transaction Document delivered at the Closing or pursuant to Section 2.7(d) by such Seller or GFC; provided, that neither any Seller nor GFC shall have any liability under this Section 9.2(b) for any breach or failure occurring on or prior to the Closing Date unless a notice of the Purchaser Indemnified Party’s claim is given to such Seller or GFC, as applicable, not later than 5:30 p.m. Chicago time on the third anniversary of the Closing Date;

          (c) the Excluded Obligations (whether known or unknown at the time of the Closing and whether existing or hereafter arising);

          (d) the Excluded Assets;

          (e) except to the extent of any related Assumed Obligations, any failure to comply with Section 9.13 or any bulk sales or bulk transfer or similar Laws that may be applicable to the sale of the Transferred Assets;

          (f) any claim, action, demand, complaint, investigation, petition, suit or other proceeding, whether civil, criminal or administrative, in law or in equity, or before any Governmental Authority (including any counterclaim or crossclaims), relating to any Equipment Leases, Equipment Lease Transactions or other Transferred Assets, in each case to the extent arising out of or based upon or with respect to any action or event occurring prior to the Closing, whether or not pending or threatened on the date hereof or at the Closing, and whether brought, made or instigated by any Governmental Authority or any other Person;

          (g) the failure of GTS to be licensed pursuant to the California Finance Lenders Law prior to the Closing, including any Losses arising out of or resulting from, in whole or in part, any Equipment Lease due to a failure to be so licensed; or

          (h) any Liens imposed upon the Transferred Assets as a result of any Seller’s failure to pay its Taxes (other than Transfer Taxes allocated to Purchasers pursuant to Section 10.4).

     Notwithstanding the previous sentence, (i) GTS shall be obligated to indemnify the Purchaser Indemnified Parties pursuant to this Section 9.2 only for matters giving rise to such obligation of indemnification relating to GTS, or to the assets or obligations of GTS, (ii) GTF shall be obligated to indemnify the Purchaser Indemnified Parties pursuant to this Section 9.2 only for matters giving rise to such obligation of indemnification relating to GTF, or to the assets or obligations of GTF, and (iii) GFC shall be obligated to indemnify the Purchaser Indemnified Parties pursuant to this Section 9.2 for all matters giving rise to such obligation of indemnification.

     9.3 Indemnification by Purchasers. Subject to the following sentence and Section 9.4, each Purchaser agrees to indemnify Sellers, their Affiliates and their respective officers, directors, employees, successors and permitted assigns (the “Seller Indemnified Parties”) after the Closing against and in respect of, and agree to hold the Seller Indemnified Parties harmless from, any and all Losses asserted against, imposed on, incurred by or suffered by any Seller Indemnified Party arising out of or resulting from any of the following:

          (a) any breach of or any inaccuracy in any representation or warranty made by such Purchaser in this Agreement or any Article 9 Transaction Document delivered by such Purchaser at the Closing or pursuant to Section 2.7(d); provided, that neither Purchaser shall have any liability under this Section 9.3(a) for any breach of or inaccuracy in any representation or warranty unless, (i) in the case of all representations and warranties, except for Title and Authorization Warranties, a notice of the Seller Indemnified Party’s claim is given to such Purchaser, as applicable, not later than 5:30 p.m. Chicago time on the 18-month anniversary of the Closing Date and (ii) in the case of Title and Authorization Warranties, a notice of the Seller Indemnified Party’s claim is given to such Purchaser at any time in the future;

          (b) any breach of or failure by (excluding any breach or inaccuracy covered by Section 9.3(a) above) such Purchaser to perform any agreement, covenant, obligation or undertaking of such Purchaser set out in this Agreement or any Article 9 Transaction Document delivered by such Purchaser at the Closing or pursuant to Section 2.7(d); provided, that neither Purchaser shall have any liability under this Section 9.3(b) for any breach or failure occurring on or prior to the Closing, unless a notice of the Seller Indemnified Party’s claim is given to such Purchaser, as applicable, not later than 5:30 p.m. Chicago time on the third anniversary of the Closing Date;

          (c) any event or condition occurring after the Closing Date with respect to the Transferred Assets and the Assumed Obligations (other than any event or condition with respect to any Unassigned Contracts because indemnification, if any, with respect to Unassigned Contracts is provided for in the Equipment Lease Subservicing Agreement);

          (d) the termination by such Purchaser of the employment of any Hired Employee after the Closing based on any action by such Purchaser after the Closing, excluding any claim that any of the transactions contemplated hereby or such termination gives rise to any severance or other benefits from Seller or under any benefit plan, program, arrangement or other obligation or duty of any Seller or any Affiliate of Sellers; provided, that such Losses do not arise out of, and are not based upon, do not result from, and do not relate to any breach of or non-compliance with WARN (as Purchasers’ indemnification with respect to compliance with WARN is addressed exclusively in Section 9.3(g));

          (e) the Assumed Obligations (whether existing or hereafter arising);

          (f) the status of any Seller as a direct or indirect owner, former owner, obligor or former obligor, as applicable, of the Transferred Assets or the Assumed Obligations after the Closing Date to the extent such Losses do not arise out of, are not based upon and are not with respect to any action or event occurring prior to the Closing, whether or not pending or threatened on the date hereof or at the Closing, and whether brought, made or instigated by any Governmental Authority or any other Person; provided, that such Losses do not arise out of, and are not based upon, do not result from and do not relate to any breach or inaccuracy of any representation, warranty, covenant or obligation of any Seller or GFC hereunder or under any other Transaction Document;

          (g) any suit or claim of violation brought against Sellers or their Affiliates under WARN or any comparable state Law for any actions taken by such Purchaser on or after the Closing Date with respect to any facility, operating unit or GTS Hired Employee, including any failure to timely give the notice required by WARN, or other similar statutes or regulations with respect to any facility closing or mass layoff (or similar triggering event) caused by such Purchaser;

          (h) the enforcement against a Seller or any Seller Indemnified Party of any Parent Guarantee for any matter arising after the Closing, except to the extent such matter would give rise to a valid claim under Section 3.14; or

          (i) any claim, action, demand, complaint, investigation, petition, suit or other proceeding, whether civil, criminal or administrative, in law or in equity, or before any Governmental Authority (including any counterclaim or crossclaims), relating to any Equipment Leases, Equipment Lease Transactions or other Transferred Assets, in each case to the extent arising out of or based upon or with respect to any action or event occurring after the Closing, whether brought, made or instigated by any Governmental Authority or any other Person; provided, that such Losses do not arise out of, and are not based upon, do not result from and do not relate to any breach or inaccuracy of any representation, warranty, covenant or obligation of any Seller or GFC hereunder or under any other Transaction Document.

Notwithstanding the previous sentence, (i) CIT USA shall be obligated to indemnify the Seller Indemnified Parties pursuant to this Section 9.3 only for matters giving rise to such obligation of indemnification relating to CIT USA, or to the US Transferred Assets and US Assumed Obligations, and (ii) CIT Canada shall be obligated to indemnify the Seller Indemnified Parties pursuant to this Section 9.3 only for matters giving rise to such obligation of indemnification relating to CIT Canada, or to the Canadian Transferred Assets and Canadian Assumed Obligations.

     9.4 Limitations on Liability. Notwithstanding any other provision of this Agreement (other than Section 9.12):

          (a) Other than for liability under Section 3.7, Section 9.2(g), Section 9.2(h), Section 9.12 or Article 10, the Transition Services Agreement and the Equipment Lease Subservicing Agreement for which, in each case, this Section 9.4(a) shall not be applicable (with the effect that indemnification for any such Losses for any such breach shall not be subject to this Section 9.4(a)), the Seller Indemnified Parties shall not have any obligation to indemnify the Purchaser Indemnified Parties unless the aggregate amount of Losses subject to indemnification pursuant to Section 9.2 (other than pursuant to Section 3.7, Section 9.2(g) or Section 9.2(h)) shall exceed $1,000,000, and once such amount is exceeded, the Seller Indemnified Parties shall indemnify the Purchaser Indemnified Parties for, and shall be liable for, all Losses subject to indemnification pursuant to Section 9.2 exceeding such amount (subject to the other limitations on indemnification expressly set forth in this Agreement).

          (b) Other than for liability under Section 9.2(b) (solely relating to breaches occurring after the Closing), Section 9.2(c), Section 9.2(d), Section 9.2(e), Section 9.2(g), Section 9.2(h), Section 9.12, Article 10, the Transition Services Agreement and the Equipment Lease Subservicing Agreement for which, in each case, this Section 9.4(b) shall not be applicable (with the effect that indemnification for any such Losses shall not be counted toward the aggregate amount set forth in this Section 9.4(b)), Sellers and GFC, taken together, shall have no liability under or in connection with this Agreement or the transactions contemplated hereby in excess of the Premium Amount in the aggregate.

          (c) The sole and exclusive liability and responsibility of Sellers and GFC to the Purchaser Indemnified Parties under or in connection with this Agreement or the transactions contemplated hereby, other than the Transition Services Agreement and the Equipment Lease Subservicing Agreement (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation), and the sole and exclusive remedy of the Purchaser Indemnified Parties with respect to any of the foregoing, shall be as set forth in Article 8, Article 9 and Article 10. To the extent that the Purchaser Indemnified Parties have any Losses for which they may assert any other right to indemnification, contribution or recovery from Sellers or GFC (whether under this Agreement or under any common law or any statute, including any Environmental Law, or otherwise), Purchasers hereby waive, release and agree not to assert such other right, and Purchasers agree to cause each of the Purchaser Indemnified Parties to waive, release and agree not to assert such right.

          (d) The sole and exclusive liability and responsibility of Purchasers to the Seller Indemnified Parties under or in connection with this Agreement or the transactions contemplated hereby, other than the Transition Services Agreement and the Equipment Lease Subservicing Agreement (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation), and the sole and exclusive remedy of the Seller Indemnified Parties with respect to any of the foregoing, shall be as set forth in Article 8, Article 9 and Article 10. To the extent that the Seller Indemnified Parties have any Losses for which they may assert any other right to indemnification, contribution or recovery from Purchasers (whether under this Agreement or under any common law or any statute, including any Environmental Law, or otherwise), Sellers and GFC hereby waive, release and agree not to assert such other right, and Sellers and GFC agree to cause each of the Seller Indemnified Parties to waive, release and agree not to assert such right.

          (e) In no event shall any Seller or GFC be required to indemnify any Purchaser Indemnified Party, and neither any Seller nor GFC shall have any liability for any Loss accrued, provided or reserved for, or otherwise taken into account in, the Net Loan Loss Allowance Amount.

     9.5 Claims. As promptly as is reasonably practicable after knowledge of a claim for indemnification under this Agreement that does not involve a third party claim, or the commencement of any suit, action or proceeding of the type described in Section 9.6, becomes within Purchasers’ knowledge or Sellers’ knowledge, as the case may be, the Indemnified Person shall give written notice to the Indemnifying Person of such claim, which notice shall specify in reasonable detail the nature of such claim and the estimated amount (if then susceptible to estimation) that the Indemnified Person at the time plans to seek hereunder from the Indemnifying Person, together with such reasonably available information (if not already available to the Indemnifying Person) as may be necessary for the Indemnifying Person to determine that the limitations in Section 9.4 have been satisfied or do not apply; provided, that failure of the Indemnified Person to give such notice of any such claim shall not release, waive or otherwise affect the obligations under this Article 9 of the Indemnifying Person with respect thereto except to the extent that it is materially prejudiced by the failure or delay in giving such notice.

     9.6 Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give written notice (the “Initial Notice”) as promptly as is reasonably practicable, but in any event no later than ten Business Days after receiving notice thereof, to the Indemnifying Person of the written assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity is to be sought under this Agreement (which notice shall specify in reasonable detail the nature of such claim and the estimated amount (if then susceptible to estimation) that the Indemnified Person at that time plans to seek hereunder from the Indemnifying Person, together with such reasonably available information (if not already available to the Indemnifying Person) as may be necessary for the Indemnifying Person to determine that the limitations in Section 9.4 have been satisfied or do not apply); provided, that failure of the Indemnified Person to give such notice of any such claim or commencement shall not release, waive or otherwise affect the obligations under this Article 9 of the Indemnifying Person with respect thereto except to the extent that it is materially prejudiced by the failure or delay in giving such notice. The Indemnifying Person may, at its own expense, (a) participate in the defense of any such claim, suit, action or proceeding and (b) upon notice to the Indemnified Person within ten Business Days after the receipt of the Initial Notice from the Indemnified Person of the claim, suit, action or proceeding, assume the defense thereof with counsel of its own choice reasonably acceptable to the Indemnified Person, and in the event of such assumption, shall have the exclusive right, subject to compliance by the Indemnifying Person with clauses (i) and (iii) of Section 9.7, to settle or compromise such claim, suit, action or proceeding. If the Indemnifying Persons do not so elect to assume such defense in accordance with the terms of this Section 9.6, the Indemnified Person may defend such claim, suit, action or proceeding in such manner as the Indemnified Person may deem appropriate, including settling such claim or action or proceeding (after giving notice of the same to each of the Indemnifying Persons) on such terms as the Indemnified Person may deem appropriate, and the Indemnifying Persons shall assist and cooperate fully with such defense as reasonably requested by the Indemnified Person and shall promptly indemnify the Indemnified Person in accordance with the provisions of Section 9.2 or 9.3, as applicable. If the Indemnifying Person so assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel separate from the counsel employed by the Indemnifying Person; provided, that the expense of separate counsel so employed shall be borne by the Indemnified Person unless there exists actual or potential conflicting interests between the Indemnifying Persons and the Indemnified Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

     9.7 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under Section 9.6) or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 9.6 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided that (i) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of any settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld or delayed, (ii) if the Indemnifying Person has assumed the defense of a claim, suit, action or proceeding pursuant to Section 9.6, the Indemnified Person shall not compromise or settle such claim, suit, action or proceeding without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld or delayed, and (iii) such settlement shall not contain any finding or admission of any violation of Law or any fault on the part of the Indemnified Person, and shall not have any effect on any other claims that may be made by the Indemnified Person against the third party bringing the claim, suit, action or proceeding.

     9.8 Intentionally Left Blank.

     9.9 Knowledge. Notwithstanding anything contained herein to the contrary other than Section 9.12, no party shall have (a) any liability for a breach of or inaccuracy in any representation or warranty by such party, if the party seeking indemnification actually knew (within the definition of Purchasers’ knowledge or Sellers’ knowledge, as applicable) at or before the Closing of such and the extent of such breach or inaccuracy or (b) any liability after the Closing for any breach of or failure to perform any covenant or obligation of such party if the party seeking indemnification knew (within the definition of Purchasers’ knowledge or Sellers’ knowledge, as applicable) at or before the Closing of such breach or failure.

     9.10 Net Losses; Subrogation; Mitigation.

          (a) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses, but only if the insurance premium relating to such proceeds has not been paid for by the Indemnified Person, (ii) any Tax Benefit realized by the Indemnified Person (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses and from the payment of any amounts to the Indemnified Person (or any of its Affiliates) on account of any Losses and (iii) any other recoveries directly relating to such Loss obtained by the Indemnified Person (or any of its Affiliates) from any other third party, less all Losses related to the pursuing and receipt of such recoveries and any related recoveries. Each Indemnified Person shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries; provided, that no party shall be required to use such efforts if they would be detrimental in any material respect to such party. If any such net proceeds, benefits or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the Indemnifying Person the amount of such net proceeds, benefits or recoveries (up to the amount of the Indemnifying Person’s payment).

          (b) Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person shall, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any insurance company or any other third party from which the Indemnified Person (and its Affiliates) has contractual indemnity rights, in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

          (c) Purchasers, Sellers and GFC shall use commercially reasonable efforts to mitigate any Losses, whether by asserting claims against a third party or by otherwise qualifying for a benefit that would reduce or eliminate an indemnified matter; provided, that no party shall be required to use such efforts if they would be detrimental in any material respect to such party.

     9.11 Purchase Price Adjustments. Any amounts payable under Section 9.2 or Section 9.3 shall be treated by Purchasers and Sellers as an adjustment to the Purchase Price.

     9.12 Special Rule for Fraud. Notwithstanding anything in this Article 9 or elsewhere in this Agreement to the contrary, in the event of a breach of a representation or warranty by any party to this Agreement that constitutes fraud or intentional deception, the representation or warranty that has been breached will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (regardless of any investigation made by any party to this Agreement or on its behalf) and will continue in full force and effect for perpetuity, and any Losses from any such breach will not be subject to the indemnification basket, cap or other limitations contained in this Article 9.

     9.13 Bulk Sales Act. CIT Canada shall not require GTF to comply with the requirements of the Bulk Sales Act (Ontario). GTF and GFC warrant and agree to pay and discharge when due all claims of creditors asserted against CIT Canada by reason of such non-compliance to the extent that such liabilities are not specifically assumed by CIT Canada as part of the Canadian Assumed Obligations. GTF and GFC hereby jointly and severally agree to indemnify and hold CIT Canada harmless from, against and in respect of any loss, liability, cost or expense, including reasonable attorneys’ fees, suffered or incurred by CIT Canada by reason of the failure of GTF to pay or discharge any such claim.

     9.14 GST Gross-up. The Indemnifying Person agrees that any indemnification payments under this Article 9 shall be increased by the amount of any applicable goods and services or Québec sales tax, if any, deemed to be included in such payment; it being understood that this provision is not intended to allow the Indemnified Person to recover more than once for any such tax.

ARTICLE 10.

TAX MATTERS

     10.1 Cooperation on Tax Matters.

          (a) After Closing, upon reasonable written notice, Purchasers and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Transferred Assets (including access to and copies of books and records and, in the case of ad valorem Taxes, supporting information regarding the appraisal methods used by Sellers to report the value of the Equipment for personal property tax purposes) as is reasonably requested for: the filing of all Tax Returns; the making of any election related to Taxes; the preparation for any Tax audit by any Governmental Authority; and the prosecution or defense of any claim, suit or proceeding related to any Tax Return. Sellers and Purchasers shall cooperate with each other in the conduct of any audit or other proceeding relating to (i) Taxes involving the Transferred Assets or (ii) the allocation of the Purchase Price. Sellers shall be liable for and shall hold Purchasers harmless from all Taxes levied, imposed or assessed with respect to any audit or other proceeding of or related to Taxes by any Governmental Authority with respect to the Transferred Assets and attributable to a Tax period ending on or before the Closing Date. Purchasers and Sellers shall (i) retain all books and records with respect to Tax matters pertinent to the Transferred Assets relating to any Taxable Period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Purchasers or Sellers, any extensions thereof) of the respective Taxable Periods, and to abide by all record retention agreements entered into with any Government Authority and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Sellers, as the case may be, shall allow the other party to take possession of such books and records.

          (b) Purchasers and Sellers, upon reasonable request by the other party, shall use all commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person, and shall use good faith efforts to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

          (c) Sellers shall provide Purchasers with copies of any tax abatement, tax deferral, tax credit or other similar tax incentive agreement or document between Sellers and any Governmental Authority with respect to ad valorem Taxes on the Transferred Assets and Sellers shall cooperate with Purchasers and the Governmental Authority to insure that, where possible, a Purchaser is substituted for a Seller as the recipient and the beneficiary of any such tax abatement, tax deferral, tax credit or similar tax incentive.

          (d) Each Seller will provide to Purchasers at or prior to the Closing: (i) copies of all bona fide re-sale certificates; (ii) copies of all documentation to support all bona fide re-sale certificates; (iii) copies of any applicable sales/use tax documentation specifically required in California, Illinois, New Jersey and Ohio in connection with the transfer of tangible personal property; with respect to all Equipment Leases and the corresponding Equipment Lease Transactions.

     10.2 Allocation of Purchase Price. Within 60 days after the Closing Date, Purchasers shall deliver to Sellers a schedule allocating the Purchase Price and Assumed Obligations among the Transferred Assets in accordance with section 1060 of the Code and the regulations thereunder (the “Allocation Schedule”). The Allocation Schedule shall include a breakdown by Governmental Authority and shall in all other material respects contain sufficient detail to enable Purchasers and Sellers to determine Taxes applicable to the transactions contemplated by this Agreement. Sellers have 30 days from the date of receipt of the Allocation Schedule to notify Purchasers in writing that Sellers dispute one or more items reflected on the Allocation Schedule as having no reasonable basis for the allocation set forth in the Allocation Schedule, which notice shall include a detailed explanation of the basis for the dispute. If Sellers do not provide such notice to the Purchasers, Sellers shall be deemed to have accepted the Allocation Schedule as submitted by Purchasers. If Sellers do provide such notice, Sellers and Purchasers shall negotiate in good faith to resolve such dispute. If Sellers and Purchasers fail to resolve any such dispute within 30 days of Purchasers’ receipt of Sellers’ notice, the Arbitrating Accounting Firm shall be engaged for resolution of the dispute with respect to the allocation of the Purchase Price and Assumed Obligations to the extent such allocation is in dispute. The determination of the Arbitrating Accounting Firm shall be final and binding on all parties. The parties agree not to take any position inconsistent with the Allocation Schedule for Tax reporting purposes. The fees and expenses of the Arbitrating Accounting Firm in connection with the resolution of any dispute shall be paid equally by Purchasers and Sellers.

     10.3 Apportioned Obligations. Liability for personal property taxes and similar ad valorem obligations levied with respect to the Transferred Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Purchasers and Sellers based on the number of days of such taxable period included in the period ending on the Closing Date (the “Pre-Closing Tax Period”) and the number of days of such taxable period included in the period after the Pre-Closing Tax Period (the “Post-Closing Tax Period”). Sellers shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period. Purchasers shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.

     10.4 Transfer Taxes. All excise, goods and services, sales (including bulk sales), use, value added, registration, recording, documentary, conveyancing, property, and transfer taxes incurred in connection with the transactions contemplated by this Agreement, at the Closing, (collectively, the “Transfer Taxes”) shall be borne equally (50/50) by Purchasers and Sellers. Notwithstanding the immediate prior sentence, Purchasers shall, at the Closing, pay to GTF all goods and services tax, harmonized sales tax, and Quebec sales tax imposed on CIT Canada and required to be collected by GTF under applicable Canadian federal or provincial law in connection with the transactions contemplated by this Agreement. For greater certainty, Seller shall pay and Purchasers shall have no responsibility for Taxes on the net income of Seller or franchise taxes, or capital gains or other gains or profits realized by Sellers in connection with the transactions contemplated by this Agreement. Purchasers and Sellers shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentations. Notwithstanding the foregoing, Sellers shall be allocated 100% of all California Transfer Taxes (including any audit adjustments of such Taxes) that may arise from the transfer of (1) Transferred Assets that constitute California sale leasebacks and (2) leases with elections to pay California sales or use Tax measured by the purchase price rather than taxed on the lease stream. Also, for purposes of this provision, Transfer Taxes shall be allocated after taking into account any benefit to a party associated with Illinois sales or use Tax credits that may arise as a result of this Transaction.

     10.5 Assignment. Sellers shall assign to Purchasers any rights Sellers may have to claim an offset or a credit for sales, use or similar Taxes with respect to the continuation of the Equipment Leases that may be used under applicable Law by Purchasers, but only to the extent that Sellers would not otherwise be entitled to claim such offsets or credits, except where the Obligor under the Equipment Lease is entitled to receive the credit or offset.

ARTICLE 11.

MISCELLANEOUS

     11.1 Expenses. Each party hereto shall bear its own expenses with respect to this transaction. Purchasers and Sellers shall pay equally (50/50) any HSR Act, Competition Act, Investment Canada Act or similar filing or reporting fee called for by such acts to be paid for in connection with its filing.

     11.2 Amendment. This Agreement may be amended, modified or supplemented only in writing signed by each of the parties hereto.

     11.3 Notices. Any written notice to be given hereunder shall be deemed given: (a) when received if given in person or by nationally recognized courier; (b) on the date of transmission if sent by telecopy, e-mail or other wire transmission (receipt confirmed); (c) three Business Days after being deposited in the US mail, certified or registered mail, postage prepaid; and (d) if sent by an internationally recognized overnight delivery service, the second Business Day following the date given to such overnight delivery service (specified for overnight delivery and receipt confirmed). All notices shall be addressed as follows:

     If to any Seller or GFC, addressed as follows:

GATX Technology Services Corporation
GATX Technology Finance Inc.
GATX Financial Corporation
c/o GATX Corporation
500 West Monroe Street
Chicago, Illinois 60661
Attention: Ronald J. Ciancio, Esq.
Telephone: (312) 621-6591
Facsimile: (312) 621-6647

with a copy to:

Mayer, Brown, Rowe & Maw LLP 190 South LaSalle Street Chicago, Illinois 60603 Attention: Elizabeth A. Raymond, Esq. Telephone: (312) 782-0600 Facsimile: (312) 701-7711

     If to Purchasers, addressed as follows:

CIT Technologies Corporation
c/o CIT Systems Leasing
2285 Franklin Road,
2nd Floor
Bloomfield Hills, Michigan 48303
Attention: Ken Bruchanski, Chief Financial Officer
Telephone: 248-339-1516
Facsimile: 248-339-1491

CIT Financial Ltd.
c/o CIT Systems Leasing
2285 Franklin Road
2nd Floor
Bloomfield Hills, Michigan 48303
Attention: Ken Bruchanski, Chief Financial Officer
Telephone: 248-339-1516
Facsimile: 248-339-1491

with copies to:

CIT Group Inc.
1 CIT Drive
Livingston, NJ 07039
Attention: Executive Vice President, Chief Credit Officer and Global Servicing
Director — Specialty Finance
Telephone: 973-740-5160
Facsimile: 973-740-5611

CIT Group Inc. 1 CIT Drive Livingston, NJ 07039 Attention: Senior Vice President and Chief Counsel — Specialty Finance Telephone: 973-740-5377 Facsimile:

Pitney Hardin LLP
(mail):
P.O. Box 1945
Morristown, New Jersey 07962-1945
(deliveries):
200 Campus Drive
Forham Park, New Jersey 07932
Attention: Michael J. Dunne, Esq.
Telephone: (973) 966-8138
Facsimile: (973) 966-1550

     11.4 Waivers. The failure of a party to require performance of any provision hereof shall not affect its right at a later time to enforce the same. No waiver by a party of any term, covenant, representation or warranty contained herein shall be effective unless in writing. No such waiver in any one instance shall be deemed a further or continuing waiver of any such term, covenant, representation or warranty in any other instance.

     11.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.6 Headings. The headings preceding the text of Articles and Sections of this Agreement and the Schedules and Exhibits thereto are for convenience only and shall not be deemed part of this Agreement.

     11.7 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws (both substantive and procedural), and not the conflict of laws principles of the State of Illinois.

     11.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, that no assignment of either party’s rights or obligations may be made without the written consent of the other party, which consent shall not be unreasonably withheld or delayed.

     11.9 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, solely with respect to Article 9 and Article 10, any Indemnified Person hereunder, and, except as aforesaid, no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party, including any Hired Employee or former employee of Sellers or any participant or beneficiary in any benefit plan, program or arrangement.

     11.10 Forum; Waiver of Jury Trial. Each party agrees that any suit, action or proceeding brought by such party against the other in connection with or arising from this Agreement (“Judicial Action”) shall be brought solely in the United States District Court for the Northern District of Illinois, and each party consents to the jurisdiction and venue of each such court. Each party hereby waives its rights to a jury trial in connection with any Judicial Action.

     11.11 Schedules. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement. Sellers and GFC may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement or amend any Schedule, including one or more supplements or amendments to correct any matter which would constitute a breach of any representation, warranty, covenant or obligation contained herein. No such supplemental or amended Schedule shall be deemed to cure any breach for purposes of Section 6.1. If, however, the Closing occurs, any such supplement and amendment will be effective to cure and correct for all other purposes any breach of any representation, warranty, covenant or obligation which would have existed if Sellers or GFC had not made such supplement or amendment, and all references to any Schedule hereto which is supplemented or amended as provided in this Section 11.11 shall for all purposes at and after the Closing be deemed to be a reference to such Schedule as so supplemented or amended.

     11.12 Incorporation. The respective Schedules, Exhibits and Appendices attached hereto and referred to herein are incorporated into and form a part of this Agreement.

     11.13 Complete Agreement. This Agreement and the Confidentiality Agreement constitute the complete agreement of the parties with respect to the subject matter hereof and supersede all prior discussions, negotiations and understandings.

     11.14 Disclaimer. Sellers and GFC disclaim any representations or warranties except as specifically set forth in this Agreement (or any agreement or document referred to in this Agreement or delivered in connection with the transactions contemplated by this Agreement). In particular, except as specifically set forth in this Agreement, Sellers and GFC disclaim any representation or warranty, and Purchasers agree that neither any Seller nor GFC shall have any liability, with respect to any information concerning the Transferred Assets, the Assumed Obligations or the Hired Employees not represented and warranted to in this Agreement, including, (a) the information set forth in the Descriptive Memorandum dated December 2003 distributed by J.P. Morgan Securities, Inc. with respect to the GTS Companies, (b) any information regarding the Transferred Assets, the Assumed Obligations or the Hired Employees provided at any management presentation related to the transactions contemplated by this Agreement, (c) any information communicated by or made available through the data room process or (d) any financial projection or forecast relating to any of the Transferred Assets or the Assumed Obligations. With respect to any such projection or forecast delivered by or on behalf of Sellers to Purchasers, Purchasers acknowledge that (i) there are significant uncertainties inherent in such projections and forecasts and (ii) Purchasers are familiar with such uncertainties and takes full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts; provided, that Sellers and GFC in no way limit the representations, warranties, covenants or other agreements made by Sellers or GFC in this Agreement.

     11.15 Public Announcements. Sellers, GFC and Purchasers each agree that they and their Affiliates shall not issue any press release or otherwise make any public statement or respond to any media inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other parties, which shall not be unreasonably withheld or delayed, except (a) as may be required by Law or by any stock exchanges having jurisdiction over Sellers, GFC, Purchasers or their Affiliates and (b) (i) in connection with any earnings call with shareholders and analysts that may be held by GATX Corporation or CIT Group Inc. to discuss such company’s financial results for the first quarter of 2004 or (ii) in response to any unsolicited inquiries from any media source or analyst (it being understood that any statements pursuant to this clause (b) shall be consistent with the document entitled “Post-Press Release Media and/or Investment Community Responses” that has been previously delivered by Sellers to Purchasers).

     11.16 Currency. Except as otherwise expressly set forth herein, all references to “dollars” or “$” in this Agreement shall mean United States Dollars. For purposes of currency conversion, Canadian Dollars shall be converted into U.S. Dollars based upon the exchange rate in the Key Currency Cross Rates table published in the Wall Street Journal on the Business Day immediately prior to March 31, 2004 for purposes of the March 31st Balance Sheet and the Business Day immediately prior to the Closing Date for purposes of the Closing Balance Sheet.

     11.17 Further Assurances. At any time and from time to time after the Closing, at Purchasers’ reasonable request and without further consideration, each Seller shall execute and deliver, and cause its Affiliates, as appropriate, to execute and deliver, such other instruments of sale, transfer, conveyance, assignment, and confirmation and take such further action as Purchasers may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchasers (or any successor or permitted assign of Purchasers), and to confirm Purchasers’ (and any such successor’s and assign’s) title to the Transferred Assets, to put Purchasers (and any such successors and assigns) in actual possession and operating control thereof and to assist Purchasers (and any such successors and assigns) in exercising all rights, title and interests with respect thereto.

ARTICLE 12.

GUARANTY

     GFC hereby unconditionally, absolutely, continuingly and irrevocably guarantees, as a primary obligor and not merely as a surety, to Purchasers and the Purchaser Indemnified Parties the full and timely payment, if any, and performance by each Seller of all of their covenants, agreements, obligations and liabilities arising under or pursuant to this Agreement and the other Transaction Documents, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, including all indemnification obligations (collectively, the “Obligations”). If any of the Obligations shall not be paid or performed according to their terms, GFC shall immediately pay, perform, or cause the performance of the same, this Guaranty being a guaranty of full payment and performance and not of collectibility. This Guaranty is an absolute, unconditional, and continuing guaranty and is in no way conditioned upon any requirement that Purchasers first attempt to collect payment or seek performances of any of the Obligations from either or both Sellers or any other obligor or guarantor, or resort to any other security or other means of obtaining payment or performance of any of the Obligations or upon any other condition or contingency whatsoever. GFC’s obligations under this Article 12 shall in no way be impaired, affected, reduced or released by reason of the voluntary or involuntary liquidation, dissolution, sale, or other disposition of all or substantially all the assets of either or both Sellers or the marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings or any other inability to pay or perform affecting, either or both Sellers or any of their respective assets.

     Purchasers shall have the right, without giving notice to or obtaining the consent of GFC and without relieving GFC of any liability hereunder, to deal with either or both Sellers, in such manner as Purchasers, in their sole and absolute discretion, deems fit and proper, and to this end GFC hereby gives to Purchasers the full authority in its discretion to do any and all of the following things, without notice to, or obtaining the consent of, GFC: (a) grant waivers, extensions, renewals or other indulgences under any Transaction Document or any other document relating to the Obligations; (b) waive the payment or performance of any of the Obligations; (c) modify or amend any of the terms or provisions contained in any Transaction Document or any other document relating to the Obligations; (d) vary, exchange, release or discharge, wholly or partially, or delay in or abstain from perfecting or enforcing any security for or guaranty of the Obligations by any other person; (e) accept partial payment or performance of any of the Obligations; or (f) compromise or make any settlement or other arrangement with either or both Sellers or any other guarantor of the Obligations.

     GFC hereby consents to all of the terms and provisions of each Transaction Document, as the same may be from time to time amended or modified in accordance with their terms. GFC hereby irrevocably waives: (a) notice of acceptance of this Guaranty; (b) notice of any amendment or any change in the terms of the Transaction Documents or any other documents relating to the Obligations; (c) notice of any breach, violation or default under or in connection with any Transaction Document or any other documents relating to the Obligations or any other present or future agreement relating directly or indirectly thereto; (d) demand for performance or observance of and enforcement of any provisions of, or any pursuit or exhaustion of, any rights or remedies against the either of both Sellers or any other guarantor or obligor who becomes liable in any manner for any of the Obligations, and any requirements of diligence or promptness on the part of Purchasers in connection therewith; (e) diligence, presentment, protest, notice of dishonor and notice of default in the payment of any amount at any time payable by the either of both Sellers under or in connection with the Transaction Documents or any other documents relating to the Obligations; and (f) all defenses based on suretyship or impairment of collateral and any defenses that either or both Sellers may assert on the Obligations, including failure of consideration, breach of warranty, fraud, statute of frauds, bankruptcy, lack of legal capacity, statute of limitations, creditor liability and accord and satisfaction.

     GFC further agrees, as the principal obligor and not as guarantor only, to pay forthwith upon demand, all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred or expended in connection with the enforcement of this guaranty, together with interest on amounts recoverable under this guaranty if such interest is awarded by a court of competent jurisdiction.

     GFC’s successors and assigns shall be bound by the terms and conditions of this Guaranty. For a period of five years from the Closing, GFC shall not consolidate with, merge with or into, or sell all or substantially all of its properties or assets to any Person; provided, that nothing contained in this paragraph shall be deemed to prevent GFC from consolidating with, merging with or into, or selling all or substantially all of its properties or assets to any Person so long as (a) such Person assumes the obligations of GFC under this Agreement by operation of law in connection with such transaction or (b) if such Person does not assume the obligations of GFC under this Agreement by operation of law in connection with such transaction, such Person expressly assumes the obligations of GFC under this Agreement and expressly agrees to be bound by all other provisions applicable to GFC under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on April 14, 2004.

GATX TECHNOLOGY SERVICES CORPORATION
By:	/s/ Brian Kenny
Name:	Brian Kenney
Title:	Senior Vice President

GATX TECHNOLOGY FINANCE INC.
By:	/s/ Brian Kenny
Name:	Brian Kenney
Title:	Senior Vice President and Chief Financial Officer

GATX FINANCIAL CORPORATION
By:	/s/ Brian Kenny
Name:	Brian Kenney
Title:	Senior Vice President - Finance and Chief Financial Officer

CIT TECHNOLOGIES CORPORATION
By:	/s/ Christine L. Reilly
Name:	Christine L. Reilly
Title:	Executive Vice President - Corporate Development

CIT FINANCIAL LTD.
By:	/s/ Christine L. Reilly
Name:	Christine L. Reilly
Title:	Executive Vice President - Corporate Development